UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Altus Pharmaceuticals Inc.

(Name of Registrant as Specified In Its Charter)

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April 28, 2008

Dear Stockholder,

We cordially invite you to attend our 2008 annual meeting of stockholders to be held at 10:00 A.M., local time, on Thursday, June 12, 2008, at the Hyatt Regency Hotel, 575 Memorial Drive, Cambridge, MA 02139. The attached notice of annual meeting and proxy statement describe the business we will conduct at the meeting and provide information about Altus Pharmaceuticals Inc. that you should consider when you vote your shares.

When you have finished reading the proxy statement, please promptly vote your shares by marking, signing, dating and returning the proxy card in the enclosed envelope. We encourage you to vote by proxy so that your shares will be represented and voted at the meeting, whether or not you can attend in person.

Sincerely,

David D. Pendergast, Ph.D.
Executive Chairman

NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS
GENERAL INFORMATION ABOUT THE ANNUAL MEETING
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
MANAGEMENT
EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE REPORT
REPORT OF AUDIT COMMITTEE
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
PROPOSAL NO. 1 -- ELECTION OF DIRECTORS
PROPOSAL NO. 2 -- INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
CODE OF CONDUCT AND ETHICS
OTHER MATTERS
STOCKHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTOR

April 28, 2008

NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS

TIME: 10:00 A.M., local time

DATE: June 12, 2008

PLACE: Hyatt Regency Hotel, 575 Memorial Drive, Cambridge, MA 02139

PURPOSES:

1. To elect three Class III directors to serve three-year terms expiring in 2011.

2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008.

3. To consider any other business that is properly presented at the meeting.

WHO MAY VOTE:

You may vote if you were the record owner of Altus Pharmaceuticals Inc. stock at the close of business on April 17, 2008. A list of stockholders of record will be available at the meeting and, during the 10 days prior to the meeting, at the office of the Secretary at Altus Pharmaceuticals Inc., 640 Memorial Drive, Cambridge, MA 02139.

BY ORDER OF THE BOARD OF DIRECTORS

Bruce A. Leicher
Secretary

ALTUS PHARMACEUTICALS INC.
640 Memorial Drive, Cambridge, Massachusetts 02139
(617) 299-2900

PROXY STATEMENT FOR THE ALTUS PHARMACEUTICALS INC.
2008 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON
JUNE 12, 2008

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Why Did You Send Me this Proxy Statement?

We sent you this proxy statement and the enclosed proxy card because Altus Pharmaceuticals Inc.’s Board of Directors is soliciting your proxy to vote at the 2008 annual meeting of stockholders and any adjournments of the meeting to be held at 10:00 A.M., local time, on Thursday, June 12, 2008, at the Hyatt Regency Hotel, 575 Memorial Drive, Cambridge, MA 02139. This proxy statement along with the accompanying Notice of Annual Meeting of Stockholders summarizes the purposes of the meeting and the information you need to know to vote at the annual meeting.

On or about May 5, 2008 we will begin sending this proxy statement, the attached Notice of Annual Meeting of Stockholders and the enclosed proxy card to all stockholders entitled to vote at the meeting. Although not part of this proxy statement, we will also send our 2007 annual report along with this proxy statement, which includes our financial statements for the fiscal year ended December 31, 2007. You can also find a copy of our 2007 Annual Report on Form 10-K on the Internet through the Securities and Exchange Commission’s electronic data system called EDGAR at www.sec.gov or through the Investor Relations section of our website at www.altus.com.

Who Can Vote?

Only stockholders who owned Altus Pharmaceuticals Inc. common stock at the close of business on April 17, 2008 are entitled to vote at the annual meeting. As of April 17, 2008 there were 30,832,848 shares of Altus Pharmaceuticals Inc. common stock outstanding and entitled to vote. The common stock is our only outstanding class of voting stock.

You do not need to attend the annual meeting to vote your shares. Shares represented by valid proxies, received in time for the meeting and not revoked prior to the meeting, will be voted at the meeting. A stockholder may revoke a proxy before the proxy is voted by delivering to our Secretary a signed statement of revocation or a duly executed proxy bearing a later date. Any stockholder who has executed a proxy card but attends the meeting in person may revoke the proxy and vote at the meeting.

How Many Votes Do I Have?

Each share of Altus Pharmaceuticals Inc. common stock that you own entitles you to one vote.

How Do I Vote?

Whether you plan to attend the annual meeting or not, we urge you to vote by proxy. Voting by proxy will not affect your right to attend the annual meeting. If your shares are registered directly in your name, you may vote:

•	By mail. Complete and mail the enclosed proxy card in the enclosed postage prepaid envelope. Your proxy will be voted in accordance with your instructions. If you sign the proxy card but do not specify how you want your shares voted, they will be voted as recommended by our Board of Directors.

•	In person at the meeting. If you attend the meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the meeting.

If your shares are held in “street name” (held in the name of a bank, broker or other nominee), you must provide the bank, broker or other nominee with instructions on how to vote your shares and can do so as follows:

•	By mail. You will receive instructions from your broker or other nominee explaining how to vote your shares.

•	In person at the meeting. Contact the broker or other nominee who holds your shares to obtain a broker’s proxy card and bring it with you to the meeting. You will not be able to vote at the meeting unless you have a proxy card from your broker.

How Does the Board of Directors Recommend That I Vote on the Proposals?

The Board of Directors recommends that you vote as follows:

•	“FOR” the election of the nominees for director; and

•	“FOR” ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2008.

If any other matter is presented, the proxy card provides that your shares will be voted by the proxy holder listed on the proxy card in accordance with his or her best judgment. At the time this proxy statement was printed, we knew of no matters that needed to be acted on at the annual meeting, other than those discussed in this proxy statement.

May I Revoke My Proxy?

If you give us your proxy, you may revoke it at any time before the meeting. You may revoke your proxy in any one of the following ways:

•	signing a new proxy card and submitting it as instructed above;

•	notifying Altus Pharmaceuticals Inc.’s Secretary in writing before the annual meeting that you have revoked your proxy; or

•	attending the meeting in person and voting in person. Attending the meeting in person will not in and of itself revoke a previously submitted proxy unless you specifically request it.

What if I Receive More Than One Proxy Card?

You may receive more than one proxy card or voting instruction form if you hold shares of our common stock in more than one account, which may be in registered form or held in street name. Please vote in the manner described under “How Do I Vote?” for each account to ensure that all of your shares are voted.

Will My Shares be Voted if I Do Not Return My Proxy Card?

If your shares are registered in your name, they will not be voted if you do not return your proxy card by mail or vote at the meeting as described above under “How Do I Vote?” If your shares are held in street name and you do not provide voting instructions to the bank, broker or other nominee that holds your shares as described above under “How Do I Vote?,” the bank, broker or other nominee has the authority to vote your unvoted shares on both Proposals 1 and 2 even if it does not receive instructions from you. We encourage you to provide voting instructions. This ensures your shares will be voted at the meeting in the manner you desire. If your broker cannot vote your shares on a particular matter because it has not received instructions from you and does not have discretionary voting authority on that matter or because your broker chooses not to vote on a matter for which it does have discretionary voting authority, this is referred to as a “broker non-vote.”

What Vote is Required to Approve Each Proposal and How are Votes Counted?

Proposal 1: Elect Directors	The nominees for director who receive the most votes (also known as a “plurality” of the votes) will be elected. Abstentions are not counted as voting on the matter for purposes of electing directors. You may vote FOR all of the nominees, WITHHOLD your vote from all of the nominees or WITHHOLD your vote from any one or more of the nominees. Votes that are withheld will not be included in the vote tally for the election of directors. Brokerage firms have authority to vote customers’ unvoted shares held by the firms in street name for the election of directors. If a broker does not exercise this authority, such broker non-votes will have no effect on the results of this vote.

Proposal 2: Ratify Selection of Auditors	The affirmative vote of a majority of the votes cast at the annual meeting is required to ratify the selection of independent auditors. Abstentions will have no effect on the voting on this proposal. Brokerage firms have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. If a broker does not exercise this authority, such broker non-votes will have no effect on the results of this vote. We are not required to obtain the approval of our stockholders to select our independent accountants. However, our Board of Directors believes it is advisable to give stockholders the opportunity to ratify this selection. If our stockholders do not ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008, the Audit Committee of our Board of Directors will reconsider its selection.

Is Voting Confidential?

We will keep all the proxies, ballots and voting tabulations private. We only let our Inspectors of Election, Computershare Investor Services, examine these documents. Management will not know how you voted on a specific proposal unless it is necessary to meet legal requirements. We will, however, forward to management any written comments you make, on the proxy card or elsewhere.

Who is Paying for the Costs of Soliciting these Proxies?

We will pay all of the costs of soliciting these proxies. Our directors and employees may solicit proxies in person or by telephone, fax or email. We will pay these employees and directors no additional compensation for these services. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward these proxy materials to their principals and to obtain authority to execute proxies. We will then reimburse them for their expenses.

What Constitutes a Quorum for the Meeting?

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock is necessary to constitute a quorum at the meeting. Votes of stockholders of record who are present at the meeting in person or by proxy, abstentions and broker non-votes are counted for purposes of determining whether a quorum exists.

Attending the Annual Meeting

The annual meeting will be held at 10:00 A.M., local time, on Thursday, June 12, 2008, at the Hyatt Regency Hotel, 575 Memorial Drive, Cambridge, MA 02139. When you arrive at the Hyatt Regency Hotel,

signs will direct you to the appropriate meeting rooms. You need not attend the annual meeting in order to vote.

Householding of Annual Disclosure Documents

In December 2000, the Securities and Exchange Commission, or SEC, adopted a rule concerning the delivery of annual disclosure documents. The rule allows us or your broker to send a single set of our annual report and proxy statement to any household at which two or more of our stockholders reside, if we or your broker believe that the stockholders are members of the same family. This practice, referred to as “householding,” benefits both you and us. It reduces the volume of duplicate information received at your household and helps to reduce our expenses. The rule applies to our annual reports, proxy statements and information statements. Once you receive notice from your broker or from us that communications to your address will be “householded,” the practice will continue until you are otherwise notified or until you revoke your consent to the practice. Each stockholder will continue to receive a separate proxy card or voting instruction card.

If your household received a single set of disclosure documents this year, but you would prefer to receive your own copy, please contact our transfer agent, Computershare Investor Services, by calling their toll free number, 1-877-282-1168.

If you do not wish to participate in “householding” and would like to receive your own set of Altus Pharmaceuticals Inc.’s annual disclosure documents in future years, follow the instructions described below. Conversely, if you share an address with another Altus Pharmaceuticals Inc. stockholder and together both of you would like to receive only a single set of our annual disclosure documents, follow these instructions:

•	If your Altus Pharmaceuticals Inc. shares are registered in your own name, please contact our transfer agent, Computershare Investor Services, and inform them of your request by calling them at 1-877-282-1168, via the Internet at www.computershare.com or writing them at Computershare Trust Company, N.A., P.O. Box 43078, Providence, RI 02940-3078.

•	If a broker or other nominee holds your Altus Pharmaceuticals Inc. shares, please contact the broker or other nominee directly and inform them of your request. Be sure to include your name, the name of your brokerage firm and your account number.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of April 1, 2008 for (a) the executive officers named in the Summary Compensation Table on page 23 of this proxy statement, (b) each of our directors and director nominees, (c) all of our current directors and executive officers as a group and (d) each stockholder known by us to own beneficially more than 5% of our common stock. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. We deem shares of common stock that may be acquired by an individual or group within 60 days of April 1, 2008 pursuant to the exercise of options or warrants to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them based on information provided to us by these stockholders. Percentage of ownership is based on 30,832,848 shares of common stock outstanding on April 1, 2008.

	Shares Beneficially
	Owned
Name and Address**	Number	Percent

Named Executive Officers
Sheldon Berkle(1)	334,820	1.1%
Jonathan I. Lieber(2)	207,052	*
Burkhard Blank, M.D.(3)	98,039	*
Lauren M. Sabella(4)	88,656	*
John M. Sorvillo, Ph.D.(5)	69,046	*
Directors
David D. Pendergast, Ph.D.(6)	60,698	*
Stewart Hen(7)	4,315,477	13.7%
Jonathan S. Leff(8)	4,313,773	13.7%
Manuel A. Navia, Ph.D.(9)	128,107	*
Harry H. Penner, Jr.(10)	16,559	*
John P. Richard(11)	121,447	*
Jonathan D. Root, M.D.(12)	3,388,389	10.9%
Michael S. Wyzga(13)	62,692	*
All current directors and executive officers as a group (15 persons)(14)	8,775,507	26.6%
5% or More Stockholders
Warburg Pincus Private Equity VIII, L.P.(15)	4,307,163	13.7%
466 Lexington Avenue, New York, NY 10017
Entities affiliated with U.S. Venture Partners(16)	3,371,421	10.8%
2735 Sand Hill Road, Menlo Park, CA 94025
Morgan Stanley	2,593,862	8.4%
1585 Broadway, New York, NY 10036, and
FrontPoint Partners LLC(17) Two Greenwich Plaza, Greenwich, CT 06830
T. Rowe Price Associates, Inc.(18)	2,469,206	8.0%
100 E. Pratt Street, Baltimore, MD 21202
FMR LLC(19)	2,172,949	7.0%
82 Devonshire Street, Boston, MA 02109
Adage Capital Partners, L.P.(20)	2,075,000	6.3%
200 Clarendon Street, 52nd Floor, Boston, MA 02116
Great Point Partners, LLC(21)	1,880,895	6.1%
165 Mason Street, Greenwich, CT 06830
Entities and persons affiliated with Citadel Investment Group, L.L.C.(22)	1,663,173	5.4%
131 S. Dearborn Street, 32nd Floor, Chicago, IL 60603

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

**	Unless otherwise indicated, the address of each beneficial owner listed is c/o Altus Pharmaceuticals Inc., 640 Memorial Drive, Cambridge, MA 02139.

(1)	Consists of 40,000 shares of common stock owned of record and options to purchase 294,820 shares of common stock held by Mr. Berkle. Mr. Berkle resigned as our President and Chief Executive Officer on February 4, 2008. This information is based in part on a questionnaire completed by Mr. Berkle on January 29, 2008.

(2)	Represents options to purchase shares of common stock held by Mr. Lieber.

(3)	Represents options to purchase shares of common stock held by Dr. Blank.

(4)	Represents options to purchase shares of common stock held by Ms. Sabella.

(5)	Represents options to purchase shares of common stock held by Dr. Sorvillo.

(6)	Represents options to purchase shares of common stock held by Dr. Pendergast.

(7)	Consists of the shares owned by Warburg Pincus Private Equity VIII, L.P., and two affiliated partnerships, or collectively, WP VIII, as described in footnote 15 below, and options to purchase 8,314 shares of common stock held by Mr. Hen. Mr. Hen is a partner of Warburg Pincus & Co., or WP, and a managing director and member of Warburg Pincus LLC, or WP LLC. Mr. Hen disclaims beneficial ownership of the shares owned by WP VIII except to the extent of his pecuniary interest therein.

(8)	Consists of the shares owned by WP VIII as described in footnote 15 below, and options to purchase 6,610 shares of common stock held by Mr. Leff. Mr. Leff is a partner of WP and a managing director and member of WP LLC. Mr. Leff disclaims beneficial ownership of the shares owned by WP VIII except to the extent of his pecuniary interest therein.

(9)	Consists of 71,958 shares of common stock owned of record and options to purchase 56,149 shares of common stock held by Dr. Navia.

(10)	Represents options to purchase shares of common stock held by Mr. Penner.

(11)	Represents options to purchase shares of common stock held by Mr. Richard.

(12)	Consists of the shares owned by U.S. Venture Partners and affiliated entities as described in footnote 16 below, and options to purchase 16,968 shares of common stock held by Dr. Root. Dr. Root disclaims beneficial ownership of the shares owned by the funds described in footnote 16 except to the extent of his pecuniary interest therein.

(13)	Represents options to purchase shares of common stock held by Mr. Wyzga.

(14)	Consists of the shares of common stock set forth in footnotes 2 through 13 and options to purchase 212,735 shares of common stock held by three executive officers not named in the table.

(15)	Consists of 3,589,246 shares of common stock owned of record by and warrants to purchase 717,917 shares of common stock held by Warburg Pincus Private Equity VIII, L.P. and two affiliated partnerships, or collectively, WP VIII. Warburg Pincus Partners LLC, or WP Partners LLC, a subsidiary of Warburg Pincus & Co., or WP, is the sole general partner of WP VIII. WP VIII is managed by Warburg Pincus LLC, or WP LLC. Charles R. Kaye and Joseph P. Landy are each Managing General Partners of WP and Co-Presidents and Managing Members of WP LLC. Messrs. Hen and Leff are general partners of WP and Managing Directors and Members of WP LLC. Each of these individuals disclaims beneficial ownership of the shares held by WP VIII except to the extent of any pecuniary interest therein.

(16)	Consists of 2,947,459 shares of common stock owned of record by and warrants to purchase 352,163 shares of common stock held by U.S. Venture Partners VIII, L.P.; 21,696 shares of common stock owned of record by and warrants to purchase 2,592 shares of common stock held by USVP VIII Affiliates Fund, L.P.; 27,665 shares of common stock owned of record by and warrants to purchase 3,303 shares of common stock held by USVP Entrepreneur Partners VIII-A, L.P.; and 14,778 shares of common stock owned of record by and warrants to purchase 1,765 shares of common stock held by USVP Entrepreneur Partners VIII-B, L.P., together the USVP Funds. Presidio Management Group VIII, L.L.C., or PMG VIII, is the general partner of each of the USVP Funds. PMG VIII and its managing members may be deemed to share voting and/or dispositive control over the shares held by the USVP Funds and each disclaims beneficial ownership of these shares except to the extent of any pecuniary interest therein. The managing members of PMG VIII are Dr. Root, Timothy Connors, Irwin Federman, Winston Fu, Steven Krausz, David Liddle, Christopher Rust, and Philip Young. This information is based in part on a Schedule 13G filed by PMG VIII and related entities and persons with the SEC on February 9, 2007 and amended on February 7, 2008.

(17)	These shares are owned, or may be deemed to be beneficially owned, by FrontPoint Partners LLC, an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E), as amended. FrontPoint Partners LLC is a wholly-owned subsidiary of Morgan Stanley, a parent holding company. This information is based solely on a Schedule 13G filed by Morgan Stanley and FrontPoint Partners LLC with the SEC on February 14, 2008.

(18)	This information is based solely on a Schedule 13G filed by T. Rowe Price Associates, Inc. with the SEC on February 13, 2008.

(19)	Fidelity Management & Research Company, or Fidelity, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of these shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3d and FMR LLC, through control of Fidelity, and the investment companies each have sole power to dispose of the shares owned by the investment companies. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity investment companies, which power resides with the investment companies’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the investment companies’ Boards of Trustees. This information is based solely on a Schedule 13G filed by FMR Corp. with the SEC on February 14, 2007 and amended on February 14, 2008.

(20)	Consists of 112,506 shares of common stock beneficially owned by and warrants to purchase 1,962,494 shares of common stock held by Adage Capital Partners, L.P., or ACP. Adage Capital Partners GP, L.L.C., or ACPGP, is the general partner of ACP and Adage Capital Advisors, L.L.C., or ACA, is the managing member of ACPGP. Phillip Gross and Robert Atchinson are the managing members of ACA. ACP has the power to dispose of and the power to vote the shares beneficially owned by it, which power may be exercised by ACPGP. ACA directs ACPGP’s operations. Messrs. Gross and Atchinson, as managing members of ACA, have shared power to vote the shares beneficially owned by ACP. This information is based on a Schedule 13G filed by Adage Capital Partners, L.P. and related entities and persons with the SEC on October 18, 2006 and amended on January 18, 2007 and February 11, 2008.

(21)	Great Point Partners, LLC, or Great Point, is the investment manager of Biomedical Value Fund, L.P., or BVF, and by virtue of such status may be deemed to be the beneficial owner of 1,015,686 shares of common stock owned by BVF, or the BVF Shares. Each of Jeffrey R. Jay, M.D., as senior managing member of Great Point, and Mr. David Kroin, as special managing member of Great Point, has voting and investment power with respect to the BVF Shares, and therefore may be deemed to be the beneficial owner of the BVF Shares. Great Point is the investment manager of Biomedical Offshore Value Fund, Ltd., or BOVF, and by virtue of such status may be deemed to be the beneficial owner of 865,209 shares of common stock owned by BOVF, or the BOVF Shares. Dr. Jay, as senior managing member of Great Point, and Mr. Kroin, as special managing member of Great Point, has voting and investment power with respect to the BOVF Shares, and therefore may be deemed to be the beneficial owner of the BOVF Shares. Each of Great Point, Dr. Jay and Mr. Kroin disclaim beneficial ownership of the BVF Shares and the BOVF shares. This information is based solely on a Schedule 13G filed by Great Point Partners, LLC with the SEC on December 31, 2007 and amended on February 14, 2008.

(22)	This information is based solely on a Schedule 13G filed by Citadel Investment Group, L.L.C., Citadel Limited Partnership, Kenneth Griffin and Citadel Equity Fund Ltd. with the SEC on February 14, 2008.

MANAGEMENT

The Board of Directors

Our Restated Certificate of Incorporation and Restated By-laws provide that our business is to be managed by or under the direction of our Board of Directors. Our Board of Directors is divided into three classes for purposes of election. One class is elected at each annual meeting of stockholders to serve for a three-year term. Our Board of Directors currently consists of eight members and one vacancy, divided into three classes as follows: (1) Stewart Hen, Harry H. Penner, Jr. and John P. Richard constitute Class I, (2) Jonathan S. Leff, David D. Pendergast and Jonathan D. Root constitute Class II, and (3) Manuel A. Navia and Michael S. Wyzga constitute Class III. Our former President and Chief Executive Officer, Sheldon Berkle, served as a Class III Director until his resignation on February 4, 2008. On March 13, 2008, the Board of Directors voted to nominate Mr. Richard to serve as a Class III Director. Mr. Richard is currently a Class I director. As a result, upon Mr. Richard’s election at the annual meeting to Class III, the vacancy on the Board of Directors will exist in Class I, the term of which will expire in 2009. We anticipate that this vacancy will be filled when we hire a new President and Chief Executive Officer. This action was taken in order to provide that, when the Class I vacancy is filled, stockholders will have the opportunity to vote for the new director in 2009, instead of 2011. The terms of the current Class III directors will expire at the 2008 annual meeting.

On March 13, 2008, our Board of Directors voted to nominate Manuel A. Navia, John P. Richard and Michael S. Wyzga for election as Class III directors at the annual meeting for a term of three years to serve until the 2011 annual meeting of stockholders, and until their respective successors have been elected and qualified.

Our Restated Certificate of Incorporation and Restated By-laws provide that the authorized number of directors may be changed only by resolution of the Board of Directors. As of the start of the 2008 annual meeting, nine directors will be authorized, although one vacancy may still exist.

Set forth below are the names of the persons nominated as directors and directors whose terms do not expire this year, their ages as of April 1, 2008, their offices in the company, if any, their principal occupations or employment for the past five years, the length of their tenure as directors and the names of other public companies in which such persons hold directorships.

Name	Age	Position with the Company

David D. Pendergast, Ph.D.(1)(2)(3)	60	Executive Chairman and Chairman of the Board
Stewart Hen(4)	41	Director
Jonathan S. Leff	39	Director
Manuel A. Navia, Ph.D.(4)(5)	61	Director
Harry H. Penner, Jr.(3)	62	Director
John P. Richard(2)(3)	50	Director
Jonathan D. Root, M.D.(5)	48	Director
Michael S. Wyzga(3)	53	Director

(1)	Our former President and Chief Executive Officer, Sheldon Berkle, served as a director until his resignation on February 4, 2008. On February 4, 2008, Dr. Pendergast became our Executive Chairman on an interim basis.

(2)	Mr. Richard served as the Chairman of the Board in 2007 until November 8, 2007. On that date, Dr. Pendergast was appointed Chairman of the Board.

(3)	Audit Committee. The Audit Committee is currently comprised of Messrs. Wyzga, Penner and Richard. Dr. Pendergast served on the Audit Committee in 2007 through February 14, 2008, at which time he resigned from the Audit Committee in connection with his appointment as Executive Chairman. On February 14, 2008, Mr. Richard, who had previously served as a member of the Audit Committee until January 2007, was appointed to the Audit Committee to fill the vacancy created by Dr. Pendergast’s resignation.

(4)	Nominating and Governance Committee. The Nominating and Governance Committee is currently comprised of Mr. Hen and Dr. Navia.

(5)	Compensation Committee. The Compensation Committee is currently comprised of Drs. Root and Navia.

The following is a brief summary of the background of each of our directors.

David D. Pendergast, Ph.D. has served as our Executive Chairman and principal executive officer since February 2008 and as the Chairman of the Board since November 2007. He has served as a member of our Board of Directors since November 2006. From July 2005 to December 2007, Dr. Pendergast served as President, Human Genetics Therapies at Shire Pharmaceuticals, plc., a pharmaceutical company. Previously, he was employed at Transkaryotic Therapies, Inc., a biotechnology company, from December 2001 to July 2005 serving as the company’s Chief Executive Officer, Chief Operating Officer and Executive Vice President of Technical Operations. From April 1996 to August 2001, Dr. Pendergast was Vice President of Product Development and Quality at Biogen, Inc. He has also held senior positions at Fisons Ltd. Pharmaceutical Division and at The Upjohn Company. Dr. Pendergast received a B.A. from Western Michigan University and an M.S. and Ph.D. from the University of Wisconsin.

Stewart Hen has served as a member of our Board of Directors since May 2004. Mr. Hen has been with Warburg Pincus LLC, a venture capital and private equity firm, since May 2000 and is currently a managing director, where he focuses on investment activities in biotechnology and pharmaceuticals. Prior to joining Warburg Pincus, he was a management consultant at McKinsey & Company, where he advised pharmaceutical and biotechnology companies on a range of strategic management issues. Prior to joining McKinsey, he worked at Merck in research and development and manufacturing. Mr. Hen is also a director of Allos Therapeutics, Inc., Neurogen Corporation and a number of private companies. Mr. Hen holds an M.B.A. from The Wharton School at the University of Pennsylvania, an M.S. in chemical engineering from the Massachusetts Institute of Technology and a B.S. in chemical engineering from the University of Delaware.

Jonathan S. Leff has served as a member of our Board of Directors since May 2004. Mr. Leff has been a managing director at Warburg Pincus LLC since January 2000. Mr. Leff is responsible for Warburg Pincus’ investment activities in biotechnology and pharmaceuticals. Prior to joining Warburg Pincus, Mr. Leff was a consultant at Oliver, Wyman & Co. Mr. Leff is a director of Allos Therapeutics, Inc., Inspire Pharmaceuticals, Inc., Neurogen Corporation, InterMune, Inc., Sunesis Pharmaceuticals, Inc. and ZymoGenetics, Inc. Mr. Leff received an A.B. in government from Harvard College and an M.B.A. from Stanford University.

Manuel A. Navia, Ph.D. is one of our founders and has served as a member of our Board of Directors since 1992. Since March 2004, Dr. Navia has been an Executive-in-Residence at Oxford Bioscience Partners, a venture capital firm. In addition, since March 2003, Dr. Navia has served as a drug discovery and development advisor and consultant to various companies in the biotechnology industry. Prior to that time, from January 2001 to March 2003, Dr. Navia was Executive Vice President for Research at Essential Therapeutics, Inc., a biotechnology company. He was a founder of The Althexis Company, Inc. in 1997, and served as its President and Chief Executive Officer until January 2001, when it merged with Microcide Pharmaceuticals Inc. to form Essential Therapeutics. From 1989 to 1997, Dr. Navia served as Vice President and Senior Scientist at Vertex. Dr. Navia holds a Ph.D. and an M.S. in biophysics from the University of Chicago and a B.A. in physics from New York University.

Harry H. Penner, Jr. has served as a member of our Board of Directors since April 2006. In February 2008, Mr. Penner was appointed to serve as our lead director on an interim basis during the time that Dr. Pendergast is serving as our Executive Chairman. Mr. Penner has served as Chairman and Chief Executive Officer of Nascent BioScience, LLC, a firm engaged in the creation and development of new biotechnology companies, since September 2001 and most recently served as the Chairman and Chief Executive Officer of Marinus Pharmaceuticals, Inc. a biotechnology company he co-founded in June 2004. From 1993 to 2001, he was President, Chief Executive Officer and Vice Chairman of Neurogen Corporation. Previously, he served as Executive Vice President of Novo Nordisk A/S and President of Novo Nordisk of North America, Inc. from 1988 to 1993. From 1985 to 1988, he was Executive Vice President and General Counsel of Novo Nordisk A/S. He has served more recently as BioScience Advisor to the Governor and the State of Connecticut, as Chairman of the Board of Directors for the Connecticut Technology Council, as Co-Chairman of Connecticut

United for Research Excellence, and as Chairman of the Connecticut Board of Governors of Higher Education. He currently serves on the Boards of Avant Immunotherapeutics, Inc. and Ikonisys, Inc. and chairs the Board of Rib-X Pharmaceuticals, Inc. Mr. Penner holds a B.A. from the University of Virginia, a J.D. from Fordham University, and an LL.M. in International Law from New York University.

John P. Richard has served on our Board of Directors since 2001, and was Chairman of the Board from October 2004 until November 2007. Mr. Richard has served as a strategic and commercial development advisor in the biotech industry since April 1999. Mr. Richard currently serves as Senior Business Advisor to GPC Biotech AG, a biotechnology company, as a partner of Georgia Venture Partners, a biotechnology investing firm, and as a consultant to Nomura Phase4 Ventures. He also serves as a director of Targacept, Inc., Zygogen, LLC, Axona, Inc., Abeome Corp., and Zosano Pharma, Inc. Mr. Richard was previously Executive Vice President, Business Development at SEQUUS Pharmaceuticals, Inc., where he was responsible for negotiating the acquisition of SEQUUS by ALZA Corporation. Prior to joining SEQUUS, Mr. Richard held the positions of Vice President, Corporate Development for VIVUS, Inc. and Senior Vice President, Business Development of Genome Therapeutics Corporation, where he was responsible for establishing numerous pharmaceutical alliances. He was also co-founder and original Chief Executive Officer of IMPATH Laboratories, Inc., a leading cancer pathology reference laboratory in the United States. Mr. Richard received his M.B.A. from Harvard Business School and his B.S. from Stanford University.

Jonathan D. Root, M.D. has served as a member of our Board of Directors since September 2001. Having joined U.S. Venture Partners, a venture capital firm, in July 1995, Dr. Root is presently a managing member and focuses on investments in therapeutic medical devices, diagnostics, drug discovery tools and services, and biopharmaceutical development. Prior to joining U.S. Venture Partners, Dr. Root spent nine years in clinical practice, most recently on the faculty and clinical staff at The New York Hospital-Cornell Medical Center in New York City, where he was an Assistant Professor of Neurology and Director of the Neurology- Neurosurgery Special Care Unit. Dr. Root holds an A.B. in economics/government from Dartmouth College, an M.D. from the University of Florida College of Medicine, and an M.B.A. from Columbia University.

Michael S. Wyzga has served as a member of our Board of Directors since May 2004. Mr. Wyzga is Executive Vice President and Chief Financial Officer of Genzyme Corporation, a biotechnology company. Mr. Wyzga joined Genzyme as Vice President and Corporate Controller in March 1998, was promoted to Senior Vice President and Corporate Controller in December 1998, and to Chief Financial Officer in June 1999. Mr. Wyzga became an Executive Vice President of Genzyme in June 2003 and is responsible for its global financial reporting. Prior to joining Genzyme, Mr. Wyzga was Chief Financial Officer for Sovereign Hill Software, Inc. Prior to his role at Sovereign Hill Software, Mr. Wyzga was the Chief Financial Officer for CacheLink Corporation, and prior to that, Mr. Wyzga held various management positions at Lotus Development Corporation, including Vice President of Finance and Director of Plans and Controls. Prior to joining Lotus, Mr. Wyzga held management positions at Digital Equipment Corporation. Mr. Wyzga received an M.B.A. from Providence College and a B.S. in business administration from Suffolk University.

Director Independence

Our Board of Directors has reviewed the materiality of any relationship that each of our directors has with Altus, either directly or indirectly. Based on this review, the Board has determined that the following directors are “independent directors” as defined by The Nasdaq Stock Market: Messrs. Hen, Leff, Penner, and Wyzga, and Drs. Root and Navia. In addition, in May 2008, three years will have elapsed since Mr. Richard provided certain management services while we conducted a search for a new chief executive officer, for which we compensated him, and at that time he will also become an “independent director” as defined by The Nasdaq Stock Market.

Committees of the Board of Directors and Meetings

Our Board of Directors has an audit committee, a compensation committee, and a nominating and governance committee, each of which has the composition and responsibilities described below.

Audit Committee.  Our Audit Committee met six times during fiscal 2007. This committee currently has three members, Messrs. Wyzga, Penner and Richard. Mr. Wyzga is the chairman of the Audit Committee. During 2007 and in 2008 until he assumed his role as Executive Chairman in February 2008, Dr. Pendergast served on our Audit Committee. Mr. Richard was appointed to fill the vacancy created by Dr. Pendergast’s resignation from the Audit Committee on February 14, 2008. Although Mr. Richard did not meet the independence requirement ordinarily imposed with respect to Audit Committee members at the time of his appointment, and is not expected to meet such requirements until May 2008, Mr. Richard was appointed to the Audit Committee in accordance with the exemption under Nasdaq Marketplace Rule 4350(d)(2)(B). The Board of Directors determined that, given Mr. Richard’s business and financial experience, along with his in-depth knowledge of our business, his appointment was in the best interest of the company and our stockholders.

Our Audit Committee’s role and responsibilities are set forth in the Audit Committee’s written charter and include the authority to retain and terminate the services of our independent auditors. In addition, our Audit Committee pre-approves the engagement of our independent auditors, reviews annual and quarterly financial statements and reports, considers matters relating to accounting policy and internal controls and reviews the scope of annual audits. Nasdaq rules require that all members of the Audit Committee be independent directors, as defined by the rules of the Nasdaq and the SEC, as such standards apply specifically to members of audit committees. Our Board of Directors has determined that, with the exception of Mr. Richard, the current members of the Audit Committee satisfy the current independence standards promulgated by the SEC and by Nasdaq, as such standards apply specifically to members of audit committees. The Board has determined that Mr. Wyzga is an “audit committee financial expert,” as the SEC has defined that term in Item 407 of Regulation S-K. Please also see the report of the Audit Committee set forth elsewhere in this proxy statement.

A copy of the Audit Committee’s written charter is publicly available on our website at www.altus.com.

Compensation Committee.  Our Compensation Committee met eight times during fiscal 2007. In 2007, this committee was composed of Drs. Navia and Root, neither of whom is an employee of ours. Dr. Root is the chairman of the Compensation Committee.

Our Compensation Committee’s role and responsibilities are set forth in the Compensation Committee’s written charter and include reviewing, approving and making recommendations regarding our compensation policies, practices and procedures to ensure that legal and fiduciary responsibilities of the Board of Directors are carried out and that such policies, practices and procedures contribute to our success. The Compensation Committee is responsible for the determination of the compensation of our principal executive officer, and conducts its decision making process with respect to that issue without the principal executive officer present. Our Board of Directors has determined that all of the members of this committee satisfy the Nasdaq independence requirements for service on the Compensation Committee.

The Compensation Committee is charged with establishing a compensation policy for our executives and directors that is designed to attract and retain the best possible executive talent, to motivate them to achieve corporate objectives, and reward them for superior performance. Our Compensation Committee is also responsible for establishing and administering our executive compensation policies and equity compensation plans. The Compensation Committee meets at least twice per year and more often as necessary to review and make decisions with regard to executive compensation matters. As part of its review of executive compensation matters, the Compensation Committee may delegate any of the powers given to it to a subcommittee of the committee. The Compensation Committee has also delegated its authority to grant options under our equity compensation plans to our principal executive officer and Executive Chairman, subject to limitations on the numbers of options that can be granted, and the limitation that such options may not be granted to our executive officers. A copy of the Compensation Committee’s written charter is publicly available on our website at www.altus.com.

Further discussion of the process and procedures for considering and determining executive compensation, including the role that our executive officers play in determining compensation for other executive officers, is included below in the section entitled “Compensation Discussion and Analysis.” In addition, we, on behalf of the Compensation Committee, retained Towers Perrin, Forster and Crosby, Inc., or Towers Perrin, in 2006 as

our compensation consultant to assist us in creating a compensation structure that we believe is reflective of our needs as a public company. We used the information we obtained from Towers Perrin in 2006 to complete the implementation of our current compensation structure in 2007. Towers Perrin provided to the Compensation Committee information including salary, bonus and stock option grant guidelines, all of which we used in establishing our current compensation structure. The information provided by Towers Perrin was based on published market surveys and related analyses and also contained peer group comparisons.

Please also see the report of the Compensation Committee set forth elsewhere in this proxy statement.

Nominating and Governance Committee.  Our Nominating and Governance Committee met three times during fiscal 2007. The committee currently has two members, Mr. Hen and Dr. Navia. Mr. Hen is the chairman of the Nominating and Governance Committee. This committee’s role and responsibilities are set forth in the Nominating and Governance Committee’s written charter and include making recommendations to the full Board as to the size and composition of the Board and its committees, and evaluating and making recommendations as to potential candidates. Our Board of Directors has determined that Mr. Hen and Dr. Navia satisfy the Nasdaq independence requirements for service on the Nominating and Governance Committee. The Nominating and Governance Committee may consider candidates recommended by stockholders as well as from other sources such as other directors or officers, third party search firms or other appropriate sources. For all potential candidates, the Nominating and Governance Committee may consider all factors it deems relevant, such as a candidate’s personal integrity and sound judgment, business and professional skills and experience, independence, knowledge of the industry in which we operate, possible conflicts of interest, diversity, the extent to which the candidate would fill a present need on the Board, and concern for the long-term interests of the stockholders. In general, persons recommended by stockholders will be considered on the same basis as candidates from other sources. If a stockholder wishes to nominate a candidate to be considered for election as a director at the 2009 Annual Meeting of Stockholders using the procedures set forth in our Restated By-laws, it must follow the procedures described therein under the heading “Notice of Stockholder Business and Nominations.” If a stockholder, who meets the minimum percentage ownership requirements that the Board may establish from time to time, wishes simply to propose a candidate for consideration as a nominee by the Nominating and Governance Committee, the stockholder should submit the recommendation to the Nominating and Governance Committee in writing, by mail, courier or personal delivery. A nominating recommendation must be accompanied by:

•	the name, address, including telephone number of the recommending stockholder;

•	the number of our shares owned by the recommending stockholder and the time period for which such shares have been held;

•	if the recommending stockholder is not a stockholder of record, a statement from the record holder of the shares (usually a broker or bank) verifying the holdings of the stockholder and a statement from the recommending stockholder of the length of time that the shares have been held. Alternatively, the stockholder may furnish a current Schedule 13D, Schedule 13G, Form 3, Form 4 or Form 5 filed with the SEC reflecting the holdings of the stockholder, together with a statement of the length of time that the shares have been held; and

•	a statement from the stockholder as to whether the stockholder has a good faith intention to continue to hold the reported shares through the date of our next annual meeting of stockholders.

A copy of the Nominating and Governance Committee’s written charter is publicly available on our website at www.altus.com.

Meeting Attendance.  During the fiscal year ended December 31, 2007 there were 12 meetings of our Board of Directors, and the various committees of the Board met a total of 16 times. With the exception of Mr. Leff, who attended a total of eight meetings of the Board of Directors, including all but one of the regularly scheduled meetings of the Board, no director attended fewer than 75% of the total number of meetings of the Board and of committees of the Board on which he served during fiscal 2007. The Board has adopted a policy under which each member of the Board is strongly encouraged to attend each annual meeting of our stockholders. Seven of our directors attended our annual meeting of stockholders held in 2007.

Compensation Committee Interlocks and Insider Participation.  The members of our Compensation Committee during 2007 were Dr. Root and Dr. Navia. Neither member of our Compensation Committee has at any time been an employee of ours. None of our executive officers serves or served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Dr. Root and his affiliates have participated in transactions with us. For a description of these transactions, see the “Certain Relationships and Related Person Transactions” section of this proxy statement.

Stockholder Communications to the Board

Generally, stockholders who have questions or concerns should contact our Investor Relations department at (617) 299-2900. However, any stockholders who wish to address questions regarding our business directly with the Board of Directors, or any individual director, should direct his or her questions in writing to the Chairman of the Board at 640 Memorial Drive, Cambridge, MA 02139, by contacting our Investor Relations department via e-mail at ir@altus.com or by using the “Comments” page of our website at http://ir.altus.com/contactus.cfm. Communications will be distributed to the Board, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communications. Items that are unrelated to the duties and responsibilities of the Board may be excluded, such as:

•	junk mail and mass mailings;

•	resumes and other forms of job inquiries;

•	surveys; and

•	solicitations or advertisements.

In addition, any material that is unduly hostile, threatening, or illegal in nature may be excluded, provided that any communication that is filtered out will be made available to any director upon request.

Executive Officers

The following table sets forth certain information regarding our current executive officers as of April 1, 2008. We have an employment agreement with David Pendergast, our Executive Chairman. All other executive officers are at-will employees.

Name	Age	Position

David D. Pendergast, Ph.D.(1)	60	Executive Chairman
Burkhard Blank, M.D.	53	Executive Vice President and Chief Medical Officer
Bruce A. Leicher	52	Senior Vice President, General Counsel and Secretary
Robert Gallotto	43	Vice President, Strategic Planning and Alliance Management
Philip J. Gotwals, Ph.D.	45	Vice President, Program Management
Jonathan I. Lieber	38	Vice President, Chief Financial Officer and Treasurer
Lauren M. Sabella	47	Vice President, Commercial Development
John M. Sorvillo, Ph.D.	53	Vice President, Business Development

(1)	Dr. Pendergast was appointed our Executive Chairman on February 4, 2008, following the resignation of Sheldon Berkle as President and Chief Executive Officer.

David D. Pendergast, Ph.D.   See biography above.

Burkhard Blank, M.D. has served as our Executive Vice President and Chief Medical Officer since January 2008, and served as our Senior Vice President, Medicine, Regulatory Affairs, and Project Management from June 2006 to January 2008. Prior to joining us, from October 2001 to June 2006, Dr. Blank served as

Senior Vice President for Medicine and Drug Regulatory Affairs at Boehringer Ingelheim USA. Prior to this, Dr. Blank established the International Project Management Department at Boehringer Ingelheim GmbH, which had worldwide responsibility for the planning and monitoring of all Phase I-IV development projects and for drug regulatory affairs with international submissions. Dr. Blank was also a member of Boehringer’s International Development Committee, which was responsible for steering Boehringer’s global drug development portfolio. Dr. Blank holds a medical degree in internal medicine from Universitaet Marburg, Germany.

Bruce A. Leicher has served as our Senior Vice President, General Counsel since December 2006. Prior to joining us, Mr. Leicher was Vice President and General Counsel at Antigenics Inc., a biotechnology company, from November 2005 to December 2006. From January 2003 to November 2005, Mr. Leicher served as Vice President and Chief Pharmaceutical Counsel for Millennium Pharmaceuticals, Inc. From January 2002 to December 2002, Mr. Leicher formed and co-chaired the Lifesciences Practice group at the law firm of Hill & Barlow after re-entering private practice on his own representing and counseling biotechnologies companies on a variety of matters. From 1990 to 1999, Mr. Leicher served in several legal positions at Genetics Institute, Inc., becoming Vice President, Legal in 1996. Mr. Leicher received his J.D. from Georgetown University Law Center and his B.A. from the University of Rochester.

Robert Gallotto currently serves as our Vice President, Strategic Planning and Alliance Management. From January 2003 through December 2005, Mr. Gallotto served as our Vice President, Commercial Development and Alliance Management. Mr. Gallotto joined us in July 2001 as Director of Commercial Development where he was responsible for marketing, product planning and business development. Before joining us, Mr. Gallotto served as Vice President of Marketing and Business Development at Sage BioPharma, Inc., a pharmaceutical company, from August 1999 to June 2001. From January 1996 to July 1999, Mr. Gallotto served in various positions at Serono, Inc. and Biogen, Inc., where he was responsible for overall brand positioning, product launch planning, strategic planning and key alliance management for a portfolio of drugs including Gonal-F and Avonex. From 1987 to 1995, Mr. Gallotto served in various positions in sales, marketing and managed healthcare with The Upjohn Company. Mr. Gallotto received a B.S. in biology from Stonehill College.

Philip J. Gotwals has served as our Vice President of Program Management since January 2008. From September 2006 to January 2008, Dr. Gotwals served as our Vice President of Project Management. Prior to joining us, Dr. Gotwals was employed by Biogen Idec for 12 years in positions of increasing responsibility, including as Senior Director of Early Development in the Department of Program and Alliance Management from August 2004 to September 2006. Dr. Gotwals holds a Ph.D. in Genetics from the University of California, Berkeley and a B.A. in Biology from Amherst College.

Jonathan I. Lieber currently serves as our Vice President, Chief Financial Officer and Treasurer. Mr. Lieber joined us in July 2002 as our Vice President, Finance. From 1998 to June 2002, Mr. Lieber was a member of SG Cowen’s Health Care Investment Banking Group, most recently as a vice president focused on the biotechnology and specialty pharmaceuticals sectors. Prior to joining SG Cowen, Mr. Lieber was a member of the Health Care and High Yield Groups at Salomon Brothers Inc. Mr. Lieber currently serves as a member of the Atrius Health audit committee. Mr. Lieber received an M.B.A. in finance from the Stern School of Business of New York University and a B.Sc. in business administration from Boston University.

Lauren M. Sabella has served as our Vice President, Commercial Development since May 2006. Prior to joining us, Ms. Sabella was employed by Boehringer Ingelheim Pharmaceuticals Inc. for 18 years in positions of increasing responsibility. Most recently, Ms. Sabella served as Vice President Sales, Eastern Zone from October 2002 to April 2006. Previously, she was Executive Director, Marketing in Boehringer’s Respiratory Medicine area, a key therapeutic franchise with several products including Atrovent, Combivent, and Spiriva indicated for the treatment of COPD. Ms. Sabella holds a B.B.A from Hofstra University.

John M. Sorvillo, Ph.D. has served as our Vice President, Business Development since August 2006. Before joining us, Dr. Sorvillo served as Chief Executive Officer of Bionaut Pharmaceuticals from June 2005 to August 2006. From 1995 to 2005, Dr. Sorvillo acted as Vice President of Business Development at ArQule, where he was responsible for establishing corporate collaborations with pharmaceutical companies. Prior to that, Dr. Sorvillo held a variety of positions at OSI Pharmaceuticals (formerly Oncogene Science) leading up to his last position as Vice President and General Manager, Research Products Division. Dr. Sorvillo was a postdoctoral fellow at Memorial Sloan Kettering Cancer Center and received his Ph.D. in Immunology from the New York University Medical Center, Sackler Institute of Biomedical Sciences. He holds a B.A. in Biology from the City University of New York, Hunter College.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The primary objectives of the Compensation Committee of our Board of Directors with respect to executive compensation are to attract and retain the best possible executive talent, to motivate them to achieve corporate objectives, and reward them for superior performance. The focus is to tie short and long-term cash and equity incentives, in the form of stock options, to the achievement of measurable corporate and individual performance objectives, and to align executives’ incentives with stockholder value creation. To achieve these objectives, the Compensation Committee has developed a compensation plan that ties a substantial portion of executives’ overall compensation to our research, clinical, regulatory, commercial, and operational performance. Because we believe the performance of every employee is important to our success, we are mindful of the effect our executive compensation and incentive programs have on all of our employees. In 2006, we began working on a revised compensation structure that is more reflective of our needs as a public company. We completed this work and implemented the new structure in 2007. As discussed more fully below in our specific discussion of salaries, annual stock option awards and annual cash bonuses, our compensation structure is designed to tie executive compensation more directly to performance and the achievement of individual and company goals. For example, salary increases are tied to performance ratings, which take into account an evaluation of the executive’s performance during the year along with consideration of the executive’s specific accomplishments. Our annual bonus awards are tied to the achievement of individual and corporate goals, although the Compensation Committee maintains discretion to adjust the bonus award when it determines that it is appropriate to do so. Annual stock option awards are based on a combination of individual performance ratings and achievement of company goals. See “— Compensation Components” below.

Determining Executive Compensation

In 2006 and 2007, management developed our compensation plans by utilizing publicly available compensation data and subscription compensation survey data for national and regional companies in the biotechnology industry, in particular data obtained from Radford Biotechnology Surveys, prepared by AON Consulting, Inc. We believe these data provide us with appropriate compensation benchmarks, because these companies have similar organizational structures and tend to compete with us for executives and other employees. For benchmarking executive compensation, we typically review the compensation data we have collected from the surveys, as well as various subsets of these data, to compare elements of compensation based on certain characteristics of the company, such as number of employees and number of shares of stock outstanding. We also supplement these data by reviewing executive compensation data from other companies that we believe are comparable to us. Examples of companies we have used in evaluating our executive compensation components are Coley Pharmaceutical Group, Inc., CombinatoRx, Incorporated, and XenoPort, Inc. While benchmarking provided a significant basis for structuring the compensation plan, it was not the sole basis, because comparable companies have varying equity structures and competitive sources of talent. The Compensation Committee established appropriate levels of cash and equity based compensation by taking into consideration employee recruitment and retention needs as well as the percentage of our outstanding equity that was appropriate to allocate to executive compensation.

Based on management’s analyses and recommendations, the Compensation Committee has approved a pay-for-performance compensation philosophy, which is intended to bring base salaries and total executive compensation in line with approximately the 50th percentile of the companies with a similar number of employees represented in the compensation data we review.

We have worked within the framework of this pay-for-performance philosophy to determine each component of an executive’s initial compensation package based on numerous factors, including:

•	the individual’s particular background and circumstances, including training and prior relevant work experience and uniqueness of industry skills;

•	the individual’s role with us and the compensation paid to similar persons in the companies represented in the compensation data that we review;

•	the demand for people with the individual’s specific expertise and experience at the time of hire;

•	performance goals and other expectations for the position; and

•	comparison to other executives within our company having similar levels of expertise and experience.

Each of our employees, including our executive officers, is assigned to a pay grade, determined by comparing position-specific duties and responsibilities with the market pay data and our internal structure. Each pay grade has a salary range with corresponding annual and long-term, non-cash incentive award opportunities. As noted above, salary ranges and incentive award opportunities are established with a view to being in line with approximately the 50th percentile of the companies that we consider to be peers, in terms of size and industry sectors, while taking into account our particular equity structure and recruitment and retention needs. Ranges are established to be broad enough to provide flexibility as well as the ability to grant annual increases based on performance without having to change an employee’s pay grade each year. We believe this is the most transparent and flexible approach to achieve the objectives of the executive compensation program.

Establishment of Goals and Performance Evaluations

Management has also implemented an annual performance management program. During the first quarter of each year, our President and Chief Executive Officer submits his proposal for the company’s goals for that year to our Board of Directors. The Board of Directors reviews the proposed goals, makes any adjustments it believes are necessary or warranted, and approves a set of company goals for the year. Once the company’s goals are established, each employee, including our executive officers, develops a written individual set of goals to support the goals of their respective department and the company as a whole. Our President and Chief Executive Officer reviews and approves the goals of each of our vice presidents, who themselves approve the goals of the employees within their department. The company goals approved by our Board of Directors are also the individual goals for our President and Chief Executive Officer. The goals of each of our executive officers are reviewed and approved by our President and Chief Executive Officer. Both the company’s goals and each individual’s goals are designed to be specific, measurable, timed and challenging, but achievable. At year end, each executive is reviewed and his or her performance evaluated. The performance review process is designed to measure and reward executives for their job performance in the prior year. Performance is measured by evaluating two components: (a) measurement of the individual’s performance, based on knowledge, experience, achievement and leadership behaviors relative to the responsibilities of the position, which results in a merit rating, and (b) measurement of the level of achievement of established goals for the year. Salary increases are based on an executive’s merit rating for the prior year, and bonuses are based on the level of achievement of individual and company goals. Stock option awards are based on a combination of an executive’s merit rating, which takes into account performance and, to a certain extent, the achievement of individual goals, and the achievement of company goals. Special recognition awards and promotions, to the extent granted, are tied to assumption of new responsibilities and the achievement of these company and individual performance goals, as well as an executive’s merit rating. In addition to rating performance, during the annual review process, our President and Chief Executive Officer also determines if any executive officer should be promoted and, if there are significant differences in how he or she is compensated as compared to industry benchmarks, propose any additional adjustments to be made.

This collaborative annual review process begins in December of each year with each executive completing a written self-evaluation. The annual reviews of our executive officers are conducted by our President and Chief Executive Officer, who reviews each executive’s self-evaluation and provides his own evaluation.

Following his review of our executive officers, our President and Chief Executive Officer prepares compensation recommendations for our executive officers which are reviewed and finalized with our Senior Director of Human Resources. The final recommendations are then submitted, together with the recommendations for all our employees, to the Compensation Committee, along with an analysis supporting the recommendations, which summarizes the performance of each executive. The President and Chief Executive Officer may also discuss this analysis with the Compensation Committee. The Compensation Committee may accept or adjust the recommendations. After the Compensation Committee approves the final set of compensation awards and adjustments, the President and Chief Executive Officer then meets with each executive officer to deliver the performance reviews and any compensation adjustments. For all employees, including our executive officers, compensation adjustments are implemented during the first calendar quarter of the year and are effective as of January 1 of that year.

Because of the resignation of our President and Chief Executive Officer, Sheldon Berkle, in February 2008, a portion of the activities and evaluations that would normally have been undertaken by our President and Chief Executive Officer during the review process conducted for 2007 was performed by our Executive Chairman.

Our Compensation Committee, with contributions from the other members of our Board of Directors, determines the level of achievement of the company’s goals, evaluates our President and Chief Executive Officer’s performance and decides on any compensation adjustments to be made with respect to his compensation.

Salary increases, special bonuses, and additional non-cash incentives may be awarded during the year in addition to those that are awarded during the annual review process to reward executives for exceptional performance or due to a promotion. For example, Mr. Berkle’s salary was increased in October 2007 from $434,660 to $475,000, retroactive to January 1, 2007. At the time of Mr. Berkle’s performance review in 2007, the Compensation Committee approved a salary adjustment that, although in line with other salary increases for our executive officers in 2007, did not bring him up to the 50th percentile of comparable executives at companies which we consider to be our peers. At that time, the salary for executives in the 50th percentile of peer group companies was $492,000, and the 50th percentile of all companies surveyed in the Radford survey was $463,500. The Compensation Committee discussed with Mr. Berkle the possibility of an increase during the year based on the achievement of near-term goals in 2007 relating to the progress of our clinical goals for Trizytektm [porcine free enzymes]. Based on such progress during 2007, including the timely delivery of clinical trial materials for and enrollment in the Trizytek clinical trials, the Compensation Committee approved a retroactive salary increase for Mr. Berkle in October 2007. In addition, Dr. Blank’s salary was increased in October 2007 from $376,242 to $395,000, and he was awarded a cash bonus of $31,353 in connection with his assumption of additional development and manufacturing responsibilities.

Our company goals for 2007, which were established in the first quarter of 2007, were challenging and involved significant technical hurdles. In evaluating compensation awards and adjustments for performance during fiscal year 2007, the Compensation Committee considered the company’s level of achievement of the following company goals, together with the associated weights assigned to each.

		% Achieved (as
		Determined by the
		Compensation	Weight
2007 Company Goals	Weight	Committee)	Achieved

Prepare the company for a capital raise that is consistent with the assumptions in the 2007 budget and complete a financing.	10	100	10
Initiate the efficacy trial for Trizytek in the second quarter of 2007 and recruit all required sites by the end of the third quarter of 2007. Recruit the number of long-term safety patients required for NDA submission by the end of the third quarter of 2007. Establish an NDA submission plan across all functions by the end of the first quarter of 2007. Decide on a trial/program for chronic pancreatitis including FDA consultation by the end of the third quarter of 2007.	35	80	28
File IND for ALTU-237 in the second quarter of 2007. Complete Phase I clinical trial in the fourth quarter of 2007. Complete preparation for Phase II clinical trial in at least one indication by the end of the fourth quarter of 2007.	20	75	15
Manage the resources to meet or exceed the goals of the development and manufacturing plans in the Genentech collaboration for ALTU-238.	15	0	0
Develop and initiate the implementation of a long range strategic plan including financial requirements for 2007-2012 that maximizes the value of our current assets, near-term commercial products and long term portfolio of products.	10	50	5
Assure compliance with the company’s Code of Business Conduct and Ethics using a values-based approach that integrates compliance responsibility into day-to-day operations.	10	100	10
Miscellaneous: Research			2
Total Achieved:			70/100

In determining the percentage of each of our goals that we achieved during 2007, the Compensation Committee took into account the magnitude of the technical and other challenges that were involved, as well as the end result.

Compensation Components

The components of our compensation package are as follows:

Base Salary

Base salaries for our executives are established based on the scope of their responsibilities and their prior relevant background, training, and experience, taking into account competitive market compensation paid by the companies represented in the compensation data we review for similar positions and the overall market demand for such executives at the time of hire. As with total executive compensation, we believe that executive base salaries should generally target the 50th percentile of the range of salaries for executives in similar positions and with similar responsibilities in the companies of similar size to us represented in the compensation data we review. An executive’s base salary is also evaluated together with other components of the executive’s compensation to ensure that the executive’s total compensation is in line with our overall compensation philosophy.

Base salaries are reviewed annually as part of our performance management program and increased in accordance with the merit rating achieved, which is based on the executive’s success in meeting or exceeding individual performance objectives and an assessment of whether significant company goals were achieved. We also assess whether there are any significant differences in how a person is compensated compared to industry benchmarks by utilizing survey data from Radford and other peer group companies to benchmark the biotechnology industry. If through this assessment we determine that an employee’s compensation is below the benchmarks, a market adjustment may be recommended. We also utilize Radford data for determining our merit and adjustment budgets, which are validated through informal networking with other biotechnology companies. Additionally, we review base salaries and make adjustments as warranted for changes in the scope or breadth of an executive’s role or responsibilities and any internal inequities identified through the use of the Radford benchmarks.

Base salary increases are based on a merit rating resulting from the annual review process. The level of merit increase is based, in part, on benchmarking data from Radford. The Radford Survey provides an average performance increase for comparable companies. We use that data to establish our own higher or lower percentage increases based on an individual’s merit rating with the goal of the aggregate increases resulting in that average. For example, the average performance increase for 2007 for comparable companies based on the Radford data was 4%. Using that average, we established a distribution in which, depending on the level of performance, employees received a lower or higher percentage merit salary increase for fiscal year 2008. These merit increase values are designed to delineate the various levels of performance in order to recognize and reward the high performing employees. To achieve this goal, certain ratings are assigned absolute values while others are assigned ranges to allow for varying degrees of performance within these categories.

Annual Cash Bonus

Our former practice was to provide employees in senior management level positions with the opportunity to earn an annual cash bonus up to a certain percentage of their annual base salary, and this practice was expanded in 2007 to include all employees. The intent of the bonus plan is to provide highly competitive cash compensation through an annual variable pay plan that reflects the company’s performance and the individual’s performance as measured against goals and objectives. The target percentage of each executive’s bonus is based on his or her position at the company. The bonus plan is based on two components: the extent to which the company achieves its goals and the extent to which the employee achieves his or her individual goals. As an executive’s level of responsibility at the company increases, the portion tied to the achievement of company goals increases and the portion tied to individual goals decreases. These target bonus percentages are generally set forth in the executive’s offer letter, but subject to further adjustment at the discretion of the Compensation Committee when it deems such adjustment to be appropriate in connection with changes in responsibility, actual performance or the need for special recognition. The target bonus percentages for the positions of Vice President and above and the portions of the bonus that are tied to company and individual goals is set forth in the table below.

	Target Bonus	Percentage Tied to	Percentage Tied to
	Percentage of	Achievement of	Achievement of
Eligibility Group	Base Salary	Company Goals	Individual Goals

President and CEO	50%	100%	0%
Executive and Senior Vice President	40%	75%	25%
Vice President (Executive Officer)	35%	75%	25%

Our bonus program is designed to enable us to attract talented executives and add an additional compensation incentive in the form of variable pay. As part of the annual review process, performance of each executive is evaluated against the objectives that were mutually established by the executive and our President and Chief Executive Officer. A determination is made by the Compensation Committee as to the percent of the goals achieved by the company, and by our President and Chief Executive Officer as to the percent of the individual goals achieved by the executive, and the bonus is calculated based on these percentages, subject to adjustment in the Compensation Committee’s discretion. Bonus awards are generally prorated for individuals who joined the company during the applicable year.

The bonus awards paid to our named executive officers for performance during 2007 were determined in February 2008 and are set forth below in the Summary Compensation Table. This includes a cash bonus in the amount of $166,250 for Mr. Berkle related to his services during the fiscal year ended December 31, 2007. The Compensation Committee determined that it was appropriate to award this bonus payment to Mr. Berkle, because he would have received a cash bonus in this amount based on the percentage of company goals that were achieved during 2007 had he not resigned in February 2008.

Long-Term Incentives

We believe that long-term performance is achieved through an ownership culture that encourages long-term participation by our executive officers in equity-based awards, in the form of stock options. Our Amended and Restated 2002 Employee, Director and Consultant Stock Plan, as amended, or our 2002 Stock Plan, allows the grant to executive officers of stock options, restricted stock, and other equity-based awards. To date, we have only granted stock options but we may consider the possibility of granting other types of equity awards as our business strategy evolves. We typically make an initial stock option award to newly-hired executives and performance-based awards as part of our overall compensation program as well as option grants to reflect promotions, as necessary. As we mature as a company and our risk profile is reduced, the Compensation Committee has implemented a policy of ensuring that management limits equity awards to reflect the greater value represented by each share of an equity award. We have not adopted stock ownership guidelines.

Initial Stock Option Awards

Executives who join us are awarded an initial stock option grant. These options have an exercise price equal to the closing price of our common stock on the date of grant, which is generally the first day of the officer’s employment, and a four-year vesting schedule with 1/16th of the shares vesting on the last day of each successive three-month period following the date of grant. The amount of the initial stock option award is determined based on the executive’s position with us and an analysis of the competitive practices of the companies similar in size to us represented in the compensation data that we review with the goal of creating a total compensation package for new employees that is competitive with other biotechnology companies and that will enable us to attract high quality people. During 2007, our President and Chief Executive Officer was, and our Executive Chairman currently is authorized by the Compensation Committee to make initial stock option grants within certain parameters, beyond which Compensation Committee approval is required.

In establishing our new compensation program in 2007 as it relates to initial stock option awards, we followed the methodology outlined in the 2006 Radford Biotechnology Survey — Stock Options as a Percent of Outstanding Shares Report. Specifically, we used the recommendation for New Hire guidelines for placement at the 50th percentile for companies with less than 30 million shares outstanding. Based on these findings, we then proposed a range below and above the guidelines to allow for flexibility and competitiveness when determining new hire options as part of the hiring process and the compensation that we can offer a potential employee.

Annual Stock Option Awards

Our practice is to make annual stock option awards as part of our overall performance management program to executives who meet or exceed a certain threshold merit rating. The Compensation Committee believes that stock options provide management with a strong link to long-term corporate performance and the creation of stockholder value. We intend that the annual aggregate value of these awards will be set near competitive median levels for companies represented in the compensation data we review. The size of the pool of options is also intended to be limited to the actual number of shares added to the 2002 Stock Plan each year under a pre-defined, stockholder approved formula. The formula adds a number of shares to the 2002 Stock Plan equal to the lowest of 1,500,000, 3% of our fully diluted outstanding shares, or an amount determined by the Board of Directors, and establishes a budget for option awards that the Compensation Committee uses to help assure that employee ownership is balanced with the interests of our stockholders. As is the case when the amounts of base salary and initial option awards are determined, a review of all components of the executive’s compensation is conducted when determining annual option awards to ensure that an executive’s total compensation conforms to our overall philosophy and objectives. A pool of options is reserved for executives and non-executives based on setting a target grant level for each employee category, with the higher ranked employees being eligible for a higher target grant. The number of options an executive receives within his or her employee category is based on a combination of the executive’s merit rating and the extent to which the company’s goals were achieved in a given year. Annual performance option grants are prorated for employees who were employed for only part of the fiscal year.

The timing of these grants is consistent each year with a regularly scheduled meeting of the Compensation Committee and is not coordinated with the public release of nonpublic material information.

In determining stock option grants for 2007 performance, which were approved by our Compensation Committee in March 2008, we implemented the compensation structure that we established in 2007. In developing this structure, we used the 2006 Radford Biotechnology Survey — Stock Options as a Percent of Outstanding Shares Report as our starting point. This report contains data on option grants for each position at small publicly traded biotechnology companies, defined as those with less than 30 million shares outstanding; medium publicly traded biotechnology companies, defined as those with 30 to 99 million shares outstanding; and large publicly traded biotechnology companies, defined as those with 100 million or more shares outstanding. Performance grants are based on the median grant levels given for each position by the companies surveyed which are based on a percentage of shares outstanding. This report, however, includes companies that vary in size, have different numbers of employees and have different organizational structures that can impact the weights assigned to each position. Because such variances can have an impact on the weight assigned to the roles within these companies, as additional analysis, we developed a customized report from the Radford report where we identified a subset of companies most similar to ours, including Coley Pharmaceutical Group, Inc., CombinatoRx, Incorporated, and XenoPort, Inc. In this customized report, we included companies with less than 500 employees and that had less than 30 million shares outstanding. We believe the results of the customized report were a better benchmark for determining performance option grants for 2007 because it enabled us to base our compensation structure and recommendations to the Compensation Committee on companies that most closely resemble us. Although we intend to review updated reports periodically to ensure that our compensation structure is in line with industry standards, at the end of 2007, we reviewed the 2007 Radford Life Sciences Survey (formerly the Radford Biotechnology Survey) and determined that no adjustment in our compensation structure, which was based on 2006 data, was necessary for 2007. Under our new compensation structure, which takes into account both an executive’s performance rating and the level of achievement of company goals, option grants for 2007 performance were in some cases lower than those for 2006.

Promotion Grants

If an employee or executive receives a promotion during the year, at the time the Compensation Committee reviews our annual recommendations for compensation adjustments, we also recommend that the Compensation Committee approve stock option grants to reflect the promotion. Promotion grants may also be awarded in the discretion of the Compensation Committee at the time of promotion. The method for determining each promotion grant is based on the numbers used for determining an initial stock option grant for the position and determining the difference in the midpoint of the new job code from the existing job code. For example, Dr. Blank was awarded a stock option to purchase 50,000 shares of common stock at an exercise price of $5.87 per share, the closing price of our common stock on the date of grant, in connection with his promotion to Executive Vice President and Chief Medical Officer in January 2008.

Other Compensation

We maintain broad-based benefits and perquisites that are provided to all employees, including health insurance, life and disability insurance, dental insurance, and a 401(k) plan. In particular circumstances, we also utilize cash signing bonuses when certain executives and senior non-executives join us. Such cash signing bonuses are typically repayable in full to the company if the recipient voluntarily terminates employment with us prior to the first anniversary of the date of hire and are repayable in part if the recipient voluntarily terminates employment with us between the first anniversary and the second anniversary of the date of hire. Whether a signing bonus is paid and the amount thereof is determined on a case-by-case basis under the specific hiring circumstances. For example, we have paid and will consider paying cash bonuses to compensate for amounts forfeited by an executive upon terminating prior employment. In addition, we may assist with certain expenses associated with an executive joining and maintaining their employment with us. For example, we reimbursed our former President and Chief Executive Officer for commuting costs, which we believe facilitated his ability to conduct business activities on behalf of the company. Also, in 2007, we reimbursed our Vice President of Commercial Development for her housing costs, and in connection with the hiring of our Executive Vice President and Chief Medical Officer in 2006, we reimbursed him for a portion of his relocation expenses. We have also provided tax reimbursement compensation associated with these taxable benefits.

We believe these forms of compensation create additional incentives for an executive to join our company in a position where there is high market demand. These forms of compensation have been, to date, recommended by our President and Chief Executive Officer and approved by the Compensation Committee in its discretion, and are typically structured to not exceed certain monetary amounts and/or time periods. These forms of compensation are generally subject to repayment on a pro-rata basis if the executive terminates his or her employment within one or two years of their date of hire.

Termination Based Compensation

Severance and Change in Control Agreements

The Compensation Committee determined that the retention of our executive team over the next several years is important to our success and to maintain and create stockholder value, and that severance and change in control agreements are significant incentives in retaining our executive team. In addition, the Compensation Committee recognizes that executives, especially highly ranked executives, often face challenges securing new employment following termination. Based on these determinations, in March 2007, the Compensation Committee approved severance and change in control arrangements with each of our executive officers and authorized us to enter into agreements with our executive officers reflecting the approved terms. We entered into these agreements with our named executive officers on May 17, 2007. The Compensation Committee approved placing the executive officers into three categories, based on level of responsibility and seniority, and approved a corresponding set of severance and change in control arrangements for each category. One category is comprised solely of our former President and Chief Executive Officer, Mr. Berkle, a second category includes Mr. Lieber and Dr. Blank, and the third category includes Ms. Sabella and Mr. Sorvillo. The severance and change in control agreements include the officer’s agreement regarding non-competition and non-solicitation for the applicable severance period following termination. Receipt of any benefits at the time of termination is further conditioned on the executive officer executing a written release of us from any and all claims arising in connection with his or her employment. As a public company, we have continued to review the practices of companies similar to us, and we believe that the approved terms of Mr. Berkle’s severance and change in control arrangement, and those of our other executive officers, are generally in line with severance packages offered to chief executive officers and other executive officers of the public companies of similar size to us represented in the compensation data we reviewed.

The specific terms of these agreements are further described below under “Potential Payments upon Termination or Change in Control — Severance and Change of Control Agreements.”

In connection with Mr. Berkle’s resignation on February 4, 2008, we entered into a separation agreement with Mr. Berkle, pursuant to which he is entitled to receive the payments and benefits set forth in his severance and change in control agreement and his employment agreement, as well as certain additional payments negotiated at the time of his resignation further detailed below under “Potential Payments upon Termination or Change in Control — February 4, 2008 Separation Agreement with Mr. Berkle.”

Acceleration of Vesting of Stock Option Awards

Pursuant to our stock option agreements with our executive officers, in the event of a change in control, as defined in our 2002 Stock Plan, the vesting of outstanding stock option awards held by these executive officers will accelerate if the executive officer is terminated for certain reasons after a change in control, which we refer to as “double trigger” acceleration. See “Potential Payments upon Termination or Change in Control — Change in Control Arrangements Under Our 2002 Stock Plan” below for a detailed discussion of these provisions. We believe a “double trigger” requirement maximizes stockholder value because it prevents an unintended windfall to management in the event of a friendly, or non-hostile, change in control. Under this structure, unvested option awards under our 2002 Stock Plan would continue to provide our executives with the incentive to remain with the company after a friendly change in control. If, by contrast, our 2002 Stock Plan had only a “single trigger,” and if a friendly change in control occurred, management’s option awards would all vest immediately, creating a windfall, and the buyer would then likely find it necessary to replace the compensation with new unvested equity awards in order to retain management. This rationale is why we believe a “double-trigger” equity vesting acceleration mechanism is more stockholder-friendly, and thus more appropriate for our company, than a “single trigger” acceleration mechanism.

Conclusion

Our compensation policies are designed and are continually being refined to retain and motivate our senior executive officers and to ultimately reward them for outstanding individual and corporate performance.

Summary Compensation Table

The following table shows the compensation paid or accrued during the fiscal years ended December 31, 2006 and 2007 to (1) our President and Chief Executive Officer, (2) our Chief Financial Officer and (3) our three most highly compensated executive officers, other than our President and Chief Executive Officer and our Chief Financial Officer.

					Option		All Other
Name and Principal Position	Year	Salary ($)	Bonus ($)		Awards ($)(1)		Compensation ($)		Total ($)

Sheldon Berkle	2007	475,000	166,250	(2)	596,364	(3)	36,429	(4)	1,274,043
Former President and Chief Executive Officer	2006	412,000	164,800	(5)	283,318	(6)	35,766	(7)	895,884
Jonathan I. Lieber	2007	268,500	71,656	(8)	241,741	(9)	11,427	(10)	593,324
Vice President, Chief Financial Officer and Treasurer	2006	250,000	70,000	(5)	96,419	(11)	11,196	(12)	427,615
Burkhard Blank, M.D.	2007	379,849	151,828	(13)	723,260	(14)	55,483	(15)	1,310,420
Executive Vice President and Chief Medical Officer	2006	206,365	215,408	(16)	379,911	(17)	77,718	(18)	879,402
Lauren M. Sabella	2007	273,878	73,091	(8)	681,665	(19)	67,840	(20)	1,096,474
Vice President, Commercial Development	2006	178,362	224,200	(21)	415,315	(22)	62,589	(23)	880,466
John M. Sorvillo(24)	2007	251,940	63,930	(8)	367,215	(25)	11,427	(26)	694,512
Vice President, Business Development

(1)	See Notes 2 and 15 to our audited consolidated financial statements for the year ended December 31, 2007 included in our Annual Report on Form 10-K for details as to the assumptions used to determine the fair value of the option awards and Note 15 to our audited consolidated financial statements for the year ended December 31, 2007 included in our Annual Report on Form 10-K describing all forfeitures during the year ended December 31, 2007. Our executive officers will not realize the value of these awards in cash until these awards are exercised and the underlying shares are subsequently sold. See also our discussion of stock-based compensation under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Significant Judgments and Estimates” in our Annual Report on Form 10-K.

(2)	Represents a cash bonus paid at the time of Mr. Berkle’s resignation as our President and Chief Executive Officer in 2008 for performance during the fiscal year ended December 31, 2007.

(3)	Consists of $216,822, $66,734 and $312,808, representing the compensation expense incurred by us in fiscal year 2007 in connection with option grants to Mr. Berkle to purchase 566,943 shares of common stock on May 9, 2005, 26,166 shares of common stock on January 9, 2006 and 126,250 shares of common stock on March 4, 2007, respectively, calculated in accordance with SFAS 123(R).

(4)	Consists of $10,125 in matching contributions made under our 401(k) plan, $1,301 in life insurance premiums, $17,065 for the reimbursement of commuting costs incurred by Mr. Berkle and $7,938 as a tax reimbursement in connection with the commuting costs.

(5)	Represents a cash bonus for performance during the fiscal year ended December 31, 2006, which was paid in 2007.

(6)	Consists of $218,278 and $65,040, representing the compensation expense incurred by us in fiscal year 2006 in connection with option grants to Mr. Berkle to purchase 566,943 shares of common stock on May 9, 2005 and 26,166 shares of common stock on January 9, 2006, respectively, calculated in accordance with SFAS 123(R).

(7)	Consists of $9,900 in matching contributions made under our 401(k) plan, $1,362 in life insurance premiums, $16,724 for the reimbursement of commuting costs incurred by Mr. Berkle and $7,780 as a tax reimbursement in connection with the commuting costs.

(8)	Represents a cash bonus for performance during the fiscal year ended December 31, 2007, which was paid in 2008.

(9)	Consists of $8,336, $5,963, $67,559 and $159,883, representing the compensation expense incurred by us in fiscal year 2007 in connection with option grants to Mr. Lieber to purchase 17,444 shares of common stock on June 17, 2004, 21,805 shares of common stock on January 27, 2005, 26,488 shares of common stock on January 9, 2006 and 53,500 shares of common stock on March 4, 2007, respectively, calculated in accordance with SFAS 123(R).

(10)	Consists of $10,125 in matching contributions made under our 401(k) plan and $1,302 in life insurance premiums.

(11)	Consists of $8,637, $568, $9,836, $5,578, $5,960, and $65,840, representing the compensation expense incurred by us in fiscal year 2006 in connection with option grants to Mr. Lieber to purchase 130,833 shares of common stock on July 15, 2002, 4,361 shares of common stock on November 6, 2003, 17,444 shares of common stock on June 17, 2004, 10,903 shares of common stock on December 13, 2004, 21,805 shares of common stock on January 27, 2005, and 26,488 shares of common stock on January 9, 2006, respectively, calculated in accordance with SFAS 123(R).

(12)	Consists of $9,900 in matching contributions made under our 401(k) plan and $1,296 in life insurance premiums.

(13)	Consists of a $31,353 cash bonus paid to Dr. Blank in October 2007 in connection with his assumption of additional development and manufacturing responsibilities, and a $120,475 cash bonus for performance during the fiscal year ended December 31, 2007, which was paid in 2008.

(14)	Consists of $673,132 and $50,128, representing the compensation expense incurred by us in fiscal year 2007 in connection with option grants to Dr. Blank to purchase 200,000 shares of common stock on June 8, 2006 and 20,230 shares of common stock on March 4, 2007, respectively, calculated in accordance with SFAS 123(R).

(15)	Consists of $10,125 in matching contributions made under our 401(k) plan, $1,194 in life insurance premiums, $9,246 in accrued vacation payout in 2007, $24,741 paid in 2007 for the reimbursement of relocation costs incurred by Dr. Blank and $10,177 as a tax reimbursement in connection with the relocation costs.

(16)	Consists of a $65,408 prorated cash bonus for performance during the fiscal year ended December 31, 2006, which was paid in 2007, to reflect that Dr. Blank joined us in June 2006, and a $150,000 sign-on bonus.

(17)	Represents the compensation expense incurred by us in fiscal year 2006 in connection with an option grant to Dr. Blank to purchase 200,000 shares of common stock on June 8, 2006, calculated in accordance with SFAS 123(R).

(18)	Consists of $9,900 in matching contributions made under our 401(k) plan, $681 in life insurance premiums, $45,821 for the reimbursement of relocation costs incurred by Dr. Blank and $21,316 as a tax reimbursement in connection with the relocation costs.

(19)	Consists of $621,696 and $59,969, representing the compensation expense incurred by us in fiscal year 2007 in connection with option grants to Ms. Sabella to purchase 160,000 shares of common stock on May 1, 2006 and 24,204 shares of common stock on March 4, 2007 respectively, calculated in accordance with SFAS 123(R).

(20)	Consists of $10,125 in matching contributions made under our 401(k) plan, $1,302 in life insurance premiums, $1,429 as a reimbursement for a home computer under our computer reimbursement benefit, $37,527 for the reimbursement of housing costs incurred by Ms. Sabella and $17,457 as a tax reimbursement in connection with the housing costs.

(21)	Consists of $74,200 as a cash bonus for performance during the fiscal year ended December 31, 2006, which was paid in 2007, a $100,000 sign-on bonus and a $50,000 special incentive bonus paid to Ms. Sabella for foregoing the opportunity to receive a bonus from her prior employer in order to commence employment with us.

(22)	Represents the compensation expense incurred by us in fiscal year 2006 in connection with an option grant to Ms. Sabella to purchase 160,000 shares of common stock on May 1, 2006, calculated in accordance with SFAS 123(R).

(23)	Consists of $9,900 in matching contributions made under our 401(k) plan, $795 in life insurance premiums, $32,200 for the reimbursement of housing costs incurred by Ms. Sabella and $19,694 as a tax reimbursement in connection with the housing costs.

(24)	Does not include compensation paid or accrued during the fiscal year ended December 31, 2006 because Dr. Sorvillo was not an executive officer for whom disclosure was required in 2006.

(25)	Consists of $331,408 and $35,807, representing the compensation expense incurred by us in fiscal year 2007 in connection with option grants to Dr. Sorvillo to purchase 145,000 shares of common stock on August 7, 2006 and 14,450 shares of common stock on March 4, 2007 respectively, calculated in accordance with SFAS 123(R).

(26)	Consists of $10,125 in matching contributions made under our 401(k) plan and $1,302 in life insurance premiums.

2007 Grants of Plan-Based Awards

The following table shows information regarding grants of equity awards during the fiscal year ended December 31, 2007 to the executive officers named in the Summary Compensation Table above.

		All Other
		Option
		Awards:			Grant Date
		Number of		Exercise or	Fair Value of
		Securities		Base Price of	Stock and
		Underlying		Option	Option
Name	Grant Date	Options (#)		Awards ($/Sh)	Awards(1)

Sheldon Berkle	3/4/07	126,250	(2)	14.24	1,254,622
Former President and Chief Executive Officer
Jonathan I. Lieber	3/4/07	42,500	(2)	14.24	422,348
Vice President, Chief	3/4/07	11,000	(3)	14.24	109,314
Financial Officer and Treasurer
Burkhard Blank, M.D.	3/4/07	20,230	(2)	14.24	201,038
Executive Vice President and Chief Medical Officer
Lauren M. Sabella	3/4/07	24,204	(2)	14.24	240,530
Vice President, Commercial Development
John M. Sorvillo	3/4/07	14,450	(2)	14.24	143,598
Vice President, Business Development

(1)	See Notes 2 and 15 to our audited consolidated financial statements for the year ended December 31, 2007 included in our Annual Report on Form 10-K for details as to the assumptions used to determine the fair value of the options awards and Note 15 to our audited consolidated financial statements for the year ended December 31, 2007 included in our Annual Report on Form 10-K describing all forfeitures during the year ended December 31, 2007. Our executive officers will not realize the value of these awards in cash until these awards are exercised and the underlying shares are subsequently sold. See also our discussion of stock-based compensation under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Significant Judgments and Estimates” in our Annual Report on Form 10-K.

(2)	Represents annual stock option awards for 2006 performance that were granted in 2007. These options were granted under our 2002 Stock Plan with an exercise price of $14.24, the closing price of our common stock on the date of grant as reported by The Nasdaq Global Market, and vest over four years as to 1/16th of the shares every three months following January 1, 2007.

(3)	Represents a stock option grant in connection with Mr. Lieber’s promotion to Chief Financial Officer at the end of 2005. This option was granted under our 2002 Stock Plan with an exercise price of $14.24, the closing price of our common stock on the date of grant as reported by The Nasdaq Global Market, and vests over four years as to 1/16th of the shares every three months following January 1, 2006.

The terms of Mr. Berkle’s compensation were derived from our employment agreement with him and from annual performance reviews conducted by the Compensation Committee. The terms of each of our other executive officers’ compensation are derived from our letter agreements entered into between us and the executive officers, bonus arrangements established and approved by the Compensation Committee, and annual performance reviews conducted by our management and the Compensation Committee. Annual base salary increases, annual stock option awards and cash bonuses, if any, for Mr. Berkle were determined by the Compensation Committee. Prior to his departure, our President and Chief Executive Officer recommended annual base salary increases, annual stock option awards and cash bonuses, if any, for the other executive officers for their 2007 performance, which were reviewed and approved by the Compensation Committee.

Employment Agreement with Mr. Sheldon Berkle

We entered into an employment agreement with Sheldon Berkle, our former President and Chief Executive Officer, in May 2005. Mr. Berkle’s annual base salary at the end of 2007 and at the time of his resignation was $475,000, which reflects an increase of $40,340, approved by the Compensation Committee in October 2007, retroactive to January 1, 2007. Pursuant to the agreement, Mr. Berkle had the opportunity to earn an annual performance bonus of up to 50% of his salary, based on achievement of a series of corporate objectives that our Board of Directors and Mr. Berkle defined annually, and was also eligible to receive annual stock option grants based on our corporate performance. Mr. Berkle also received a signing bonus of $153,500. Such bonus replaced a loan from us to Mr. Berkle in the amount of $150,000 at the commencement of his employment, which loan was repaid prior to the filing of the registration statement relating to our initial public offering. Upon appointment as our President and Chief Executive Officer and as provided in the employment agreement, Mr. Berkle received options to purchase 566,943 shares of our common stock at an exercise price of $3.92 per share. One quarter of the options vested on the first anniversary of his employment, with the balance vesting monthly for three additional years. Of the 566,943 options, 490,434 were immediately exercisable for shares of restricted stock, subject to a repurchase right by us that lapses based on the same vesting schedule as the options. As a condition of employment, Mr. Berkle entered into a non-competition/non-solicitation agreement pursuant to which he agreed not to compete with us for a period of 12 months after the termination of his employment. Mr. Berkle’s employment agreement did not have a defined term.

The Compensation Committee also approved reimbursing Mr. Berkle for his commuting costs and reimbursement of taxes in connection with these benefits while he was employed with us.

On February 4, 2008, Mr. Berkle resigned as President and Chief Executive Officer and as a member of the Board of Directors. In connection with Mr. Berkle’s resignation, we entered into a separation agreement with Mr. Berkle, pursuant to which he has received and will receive certain payments and benefits. See

“Potential Payments upon Termination or Change in Control — February 4, 2008 Separation Agreement with Mr. Berkle” below. The Compensation Committee approved the payment of a $166,250 cash bonus to Mr. Berkle related to his services during the fiscal year ended December 31, 2007. The Compensation Committee determined that it was appropriate to award this bonus payment to Mr. Berkle, because he would have received a cash bonus in this amount based on the percentage of company goals that were achieved during 2007 had he not resigned in February 2008.

Offer Letters and Bonus Arrangements

We do not have formal employment agreements with any of our other executive officers named in the Summary Compensation Table and each of these executive officers is employed with us on an at-will basis. However, certain elements of the executive officers’ compensation and other employment arrangements are set forth in letter agreements that we executed with each of them at the time their employment with us commenced and derived from bonus arrangements approved by the Compensation Committee. The letter agreements provide, among other things, the executive officer’s initial annual base salary and initial stock option grant. These letter agreements are further described below. Since the date of the letter agreements entered into with our executive officers, the compensation paid to each has been increased and additional stock options have been granted.

Jonathan I. Lieber.  Pursuant to a letter agreement dated May 30, 2002 between us and Mr. Lieber, we agreed to employ Mr. Lieber as Vice President of Finance beginning in July 2002. Mr. Lieber is currently our Vice President, Chief Financial Officer and Treasurer. Mr. Lieber’s annual base salary is currently $284,610. Pursuant to bonus arrangements approved by the Compensation Committee, Mr. Lieber is eligible to receive an annual cash bonus of up to 35% of his base salary based on the achievement of company and individual goals, 76% of which was awarded in February 2008 based on the company’s achievement of 70% of its goals and achievement by Mr. Lieber of 95% of his individual goals.

Burkhard Blank, M.D.  Pursuant to a letter agreement dated June 2, 2006 between us and Dr. Blank, we agreed to employ Dr. Blank as Senior Vice President, Medicine, Regulatory Affairs, and Project Management beginning on June 8, 2006. Dr Blank was promoted to the position of Executive Vice President and Chief Medical Officer in October 2007. Dr. Blank’s annual base salary is currently $413,763. Under the terms of the letter agreement and bonus arrangements, Dr. Blank is eligible to receive an annual cash bonus of up to 40% of his base salary based on the achievement of company and individual goals, 76% of which was awarded in February 2008 based on the company’s achievement of 70% of its goals and achievement by Dr. Blank of 95% of his individual goals. In connection with the execution of the letter agreement, we paid Dr. Blank a $150,000 sign-on bonus. In the event Dr. Blank voluntarily terminates his employment with us prior to the second anniversary of his employment, half of the bonus is repayable to us. In addition, we agreed to reimburse Dr. Blank up to $70,000 for his relocation expenses. We also agreed to pay Dr. Blank a tax reimbursement in connection with these benefits.

Lauren M. Sabella.  Pursuant to a letter agreement dated April 4, 2006 between us and Ms. Sabella, we agreed to employ Ms. Sabella as Vice President, Commercial Development beginning on May 1, 2006. Ms. Sabella’s annual base salary is currently $284,833. Under the terms of the letter agreement and bonus arrangements, Ms. Sabella is eligible to receive an annual cash bonus of up to 35% of her base salary based on the achievement of company and individual goals, 76% of which was awarded in February 2008 based on the company’s achievement of 70% of its goals and achievement by Ms. Sabella of 95% of her individual goals. In connection with the execution of the letter agreement, we paid Ms. Sabella a $100,000 sign-on bonus and a $50,000 special incentive bonus for forgoing the opportunity to receive a bonus from her prior employer in order to commence employment with us. In the event Ms. Sabella voluntarily terminates her employment on or prior to the second anniversary of her employment with us, half of the bonuses are repayable to us. In addition, we agreed to provide Ms. Sabella with corporate housing, all of which was repayable in the event Ms. Sabella terminated her employment before the first anniversary of her employment with us. We have also agreed to pay Ms. Sabella a tax reimbursement in connection with these benefits. We agreed to reevaluate the ongoing provision of corporate housing for Ms. Sabella after the completion of her first year of employment. In February 2008, the Compensation Committee authorized us to continue to provide corporate housing for Ms. Sabella in 2008 in an amount not to exceed $55,000.

John M. Sorvillo, Ph.D.  Pursuant to a letter agreement dated July 31, 2006 between us and Dr. Sorvillo, we agreed to employ Dr. Sorvillo as Vice President, Business Development beginning on August 7, 2006. Dr. Sorvillo’s annual base salary is currently $262,018. Pursuant to bonus arrangements approved by the Compensation Committee, Dr. Sorvillo is eligible to receive an annual cash bonus of up to 35% of his base salary based on the achievement of company and individual goals, 73% of which was awarded in February 2008 based on the company’s achievement of 70% of its goals and achievement by Dr. Sorvillo of 80% of his individual goals.

Compensation Actions in 2008

Annual Stock Option Grants for 2007 Performance and Base Salary Increases

On February 25, 2008, the Compensation Committee granted our executive officers option awards as of part of the Compensation Committee’s annual stock option grants to all of our officers and employees. These awards represented compensation for performance in 2007. These option grants were awarded under our 2002 Stock Plan, and vest as to 1/16th of the shares on the last day of each successive three-month period following January 1, 2008. These options were granted with an exercise price of $5.72, the closing price of our common stock on February 25, 2008.

On February 25, 2008, the Compensation Committee also approved annual cash bonus awards for performance during 2007, which are reflected above in the Summary Compensation Table. At that time, the Compensation Committee also approved annual base salary increases for 2008. A summary of the base salary adjustments and stock option awards as they compare to those actions in 2007 for the executive officers named in the Summary Compensation Table, with the exception of Mr. Berkle, is set forth below.

					2007 Performance		2008 Performance
	2007 Base		2008 Base		Stock Option		Stock Option
Name	Salary ($)		Salary ($)		Grant (# of Shares)		Grant (# of Shares)

Jonathan I. Lieber	268,500		284,610	(1)	42,500		28,000
Vice President, Chief Financial Officer and Treasurer
Burkhard Blank, M.D.	395,000	(2)	413,763	(3)	20,230	(4)	17,500
Executive Vice President and Chief Medical Officer
Lauren M. Sabella	273,878		284,833	(5)	24,204	(6)	17,500
Vice President, Commercial Development
John M. Sorvillo, Ph.D.	251,940		262,018	(7)	14,450	(8)	17,500
Vice President, Business Development

(1)	Represents an increase of $16,110 based on a 6% merit increase.

(2)	Dr. Blank’s base salary was increased in October 2007 from $376,242 to $395,000 in connection with his assumption of additional development and manufacturing responsibilities.

(3)	Represents an increase of $18,763 based on a 4.75% merit increase.

(4)	Dr. Blank’s performance stock option grant was prorated because he joined us in June 2006.

(5)	Represents an increase of $10,955 based on a 4% merit increase.

(6)	Ms. Sabella’s performance stock option grant was prorated because she joined us in May 2006.

(7)	Represents an increase of $10,078 based on a 4% merit increase.

(8)	Dr. Sorvillo’s performance stock option grant was prorated because he joined us in September 2006.

On January 10, 2008, the Compensation Committee also approved a stock option grant for Dr. Blank to purchase 50,000 shares of common stock at an exercise price of $5.87 per share, the closing price of our common stock on the date of grant, in connection with his promotion to Executive Vice President and Chief Medical Officer. This option commenced vesting as of January 10, 2008 and will vest over four years as to 1/16th of the shares every three months.

Outstanding Equity Awards at Fiscal 2007 Year-End

The following table shows grants of stock options outstanding on December 31, 2007, the last day of the fiscal year, held by each of the executive officers named in the Summary Compensation Table above.

	Option Awards
	Number of		Number of
	Securities		Securities
	Underlying		Underlying
	Unexercised		Unexercised		Option	Option
	Options (#)		Options (#)		Exercise	Expiration
Name	Exercisable		Unexercisable		Price ($)	Date

Sheldon Berkle	238,363		200,788	(2)	3.92	8/04/08
Former President and Chief Executive Officer(1)
	11,446		14,720	(3)	11.47	8/04/08
	23,672		102,578	(4)	14.24	8/04/08
Jonathan I. Lieber	106,633	(5)	—		3.92	7/15/12
Vice President, Chief Financial Officer and Treasurer
	4,361	(6)	—		3.92	11/06/13
	17,444	(7)	—		3.92	6/17/14
	9,103	(8)	—		3.92	12/13/14
	14,990		6,815	(9)	3.92	1/27/15
	11,587		14,901	(3)	11.47	1/09/16
	12,780		40,720	(4)	14.24	3/04/17
Burkhard Blank, M.D.	75,000		125,000	(10)	19.15	6/08/16
Senior Vice President, Medicine, Regulatory
Affairs, and Project Management
	3,793		16,437	(4)	14.24	3/04/17
Lauren M. Sabella	60,000		100,000	(11)	22.11	5/01/16
Vice President,
Commercial Development
	4,538		19,666	(4)	14.24	3/04/17
John M. Sorvillo, Ph.D.	45,312		99,688	(12)	13.04	8/07/16
Vice President, Business Development
	2,709		11,741	(4)	14.24	3/04/17

(1)	All exercisable options held by Mr. Berkle on February 4, 2008, the date of his resignation, ceased vesting on such date and will expire if not exercised on or before August 4, 2008.

(2)	Represents the unexercised portion of an option to purchase 566,943 shares of common stock, which vested as to 25% of the shares on May 9, 2006 and as to an additional 1/48th of the shares on a monthly basis thereafter.

(3)	The option vests as to 1/16th of the shares on the last day of each successive three-month period following January 9, 2006. The option is immediately exercisable for shares of restricted stock, which are subject to our repurchase right that lapses in accordance with the vesting schedule cited in the previous sentence.

(4)	The option vests as to 1/16th of the shares on the last day of each successive three-month period following March 4, 2007.

(5)	Represents the unexercised portion of an option to purchase 130,833 shares of common stock, which vested as to 1/16th of the shares on the last day of each successive three-month period following July 15, 2002.

(6)	The option vested as to 1/16th of the shares on the last day of each successive three-month period following December 20, 2002.

(7)	The option vested as to 1/16th of the shares on the last day of each successive three-month period following December 19, 2003.

(8)	The option vested as to 1/8th of the shares on the last day of each successive three-month period following December 13, 2004.

(9)	The option vests as to 1/16th of the shares on the last day of each successive three-month period following January 27, 2005. The option is immediately exercisable for shares of restricted stock, which are subject to our repurchase right that lapses in accordance with the vesting schedule cited in the previous sentence.

(10)	The option vests as to 1/16th of the shares on the last day of each successive three-month period following June 8, 2006.

(11)	The option vests as to 1/16th of the shares on the last day of each successive three-month period following May 1, 2006.

(12)	The option vests as to 1/16th of the shares on the last day of each successive three-month period following August 7, 2006.

2007 Option Exercises and Stock Vested

The following table shows information regarding exercises of options to purchase our common stock by the executive officers named in the Summary Compensation Table above during the fiscal year ended December 31, 2007.

Option Awards
Number of
	Shares	Value
	Acquired on	Realized on
Name	Exercise (#)	Exercise ($)

Sheldon Berkle	93,791	879,815	(1)
Former President and Chief Executive Officer
Jonathan I. Lieber	22,000	184,852	(2)
Vice President, Chief Financial Officer and Treasurer
Burkhard Blank, M.D.	—	—
Executive Vice President and Chief Medical Officer
Lauren M. Sabella	—	—
Vice President, Commercial Development
John M. Sorvillo, Ph.D.	—	—
Vice President, Business Development

(1)	Consists of an aggregate of $676,615 realized upon the exercise and sale of stock options during 2007, and $203,200 realized upon the exercise of an option to purchase 32,000 shares in 2007 based on the difference between the option exercise price and the closing price of our common stock on the date of exercise. The $203,200 does not necessarily represent actual value realized as of December 31, 2007 upon exercise of the options because these shares were not sold on exercise but continued to be held by Mr. Berkle.

(2)	Represents value realized upon the exercise and sale of stock options during 2007.

Pension Benefits

We do not have any qualified or non-qualified defined benefit plans.

Nonqualified Deferred Compensation

We do not have any non-qualified defined contribution plans or other deferred compensation plans.

Potential Payments Upon Termination or Change in Control

The terms of our employment agreement and severance and change in control agreement with our President and Chief Executive Officer obligated us to make certain payments and provide certain benefits in the event of a termination of employment under certain circumstances, and the terms of our severance and change in control agreements with our other executive officers, obligate us to make certain payments and provide certain benefits to these officers in the event of a termination of employment under certain circumstances. In addition, in the event of a termination of employment in connection with a change in control, all outstanding stock options held by our executive officers will vest in full. The following information summarizes our severance and change in control arrangements with our executive officers named in the Summary Compensation Table.

Severance and Change in Control Agreements

Severance and Change in Control Agreement with Sheldon Berkle, Former President and Chief Executive Officer

Our severance and change in control agreement entered into with Mr. Berkle on May 17, 2007 supplemented our employment agreement with Mr. Berkle, dated May 6, 2005, as amended. Pursuant to the severance and change in control agreement, in the event Mr. Berkle’s employment with us had been terminated within one year following a Change in Control without Cause or if he had resigned with Good Reason, he would have been entitled to receive the following:

•	salary continuation of his then-current base salary for a period of 18 months;

•	payment of an amount equal to one and one half times his target bonus for the applicable year;

•	outplacement assistance up to a maximum of $15,000;

•	assumption by us of payments under his house and automobile leases in the Boston, Massachusetts area for 12 months, or, if shorter, until the expiration of the respective terms of the leases, up to an aggregate of $25,000; and

•	continuation of health benefits for up to 18 months.

In the event Mr. Berkle’s employment had been terminated without Cause, he would have been entitled to receive the following:

•	salary continuation of his then-current base salary for a period of 12 months;

•	payment, in our discretion and subject to approval by the Compensation Committee, of an amount up to his target bonus for the applicable year, prorated according to length of service during the applicable year;

•	assumption by us of payments under his house and automobile leases in the Boston, Massachusetts area for 12 months, or, if shorter, until the expiration of the respective terms of the leases, up to an aggregate of $25,000; and

•	continuation of health benefits for up to 18 months.

In connection with the execution of the severance and change in control agreement, Mr. Berkle reaffirmed his continuing obligations under his confidentiality, non-competition and non-solicitation agreement with us.

As used in Mr. Berkle’s severance and change in control agreement:

•	A “Change in Control” had the meaning set forth in our 2002 Stock Plan and defined below under “— Change in Control Arrangements Under Our 2002 Stock Plan”;

•	“Cause” had the meaning set forth in our 2002 Stock Plan and defined below under “— Change in Control Arrangements Under Our 2002 Stock Plan.” In addition “Cause” was not limited to events which occurred prior to the termination of Mr. Berkle’s service, nor was it necessary that the Board of

Director’s finding of “Cause” occurred prior to such termination. If the Board of Directors determined, subsequent to Mr. Berkle’s termination of service, that either prior or subsequent to his termination Mr. Berkle engaged in conduct which would constitute “Cause,” then Mr. Berkle would have had no right to any benefit or compensation under his severance and change in control agreement; and

•	A resignation for “Good Reason” meant a termination by Mr. Berkle of his employment after there had occurred (i) a material adverse change in his duties, authority or responsibilities which caused his position with the company to become of significantly less responsibility or authority than it was immediately prior to such change, or (ii) a material reduction in Mr. Berkle’s base salary or (iii) a material diminution in the overall package of employee benefits described in his employment agreement, which change did not also apply to our other executive employees.

February 4, 2008 Separation Agreement with Mr. Berkle

On February 4, 2008, Mr. Berkle resigned as President and Chief Executive Officer and as a member of the Board of Directors. In connection with Mr. Berkle’s resignation, we entered into a separation agreement with Mr. Berkle, pursuant to which he will receive the same payments and benefits set forth in his severance and change in control agreement and his employment agreement that he would have received had he been terminated without Cause, including severance of $475,000 payable over the 12 month period ending February 4, 2009. In addition, we agreed:

•	to pay Mr. Berkle a cash bonus of $166,250 related to his services during the fiscal year ended December 31, 2007, which was approved by the Compensation Committee;

•	to extend the period following separation during which Mr. Berkle may exercise any vested stock options from three months to six months, or until August 4, 2008; and

•	to reimburse Mr. Berkle up to $25,000, including tax reimbursement, if any, for certain relocation expenses.

Under the separation agreement, Mr. Berkle reaffirmed his continuing obligations under his existing non-competition, non-solicitation, non-disclosure and assignment agreement with us, and executed a release of any claims against us.

Severance and Change in Control Agreements with Dr. Blank and Mr. Lieber

In the event of a termination of employment within one year following a Change in Control without Cause or resignation with Good Reason, Dr. Blank and Mr. Lieber are entitled to receive the following:

•	salary continuation of the officer’s then-current base salary for a period of 12 months;

•	payment of an amount equal to the officer’s target bonus for the applicable year;

•	outplacement assistance up to a maximum of $15,000; and

•	continuation of health benefits for up to 18 months.

In the event of a termination without Cause, Dr. Blank and Mr. Lieber are entitled to receive the following:

•	salary continuation of the officer’s then-current base salary for a period of nine months;

•	payment, in our discretion and subject to approval by the Compensation Committee, of an amount up to 75% of the officer’s target bonus for the applicable year, prorated according to length of service during the applicable year; and

•	continuation of health benefits for up to 18 months, provided that, if the officer becomes eligible to receive substantially similar benefits under another health plan, our obligation to continue such payments will cease.

Severance and Change in Control Agreement with Ms. Sabella and Dr. Sorvillo

In the event of a termination of employment within one year following a Change in Control without Cause or resignation with Good Reason, Ms. Sabella and Dr. Sorvillo are entitled to receive the following:

•	salary continuation of his or her then-current base salary for a period of 12 months;

•	payment of an amount equal to his or her target bonus for the applicable year;

•	outplacement assistance up to a maximum of $15,000; and

•	continuation of health benefits for up to 18 months.

In the event of a termination without Cause, Ms. Sabella and Dr. Sorvillo are entitled to receive the following:

•	salary continuation of his or her then-current base salary for a period of six months;

•	payment, in our discretion and subject to approval by the Compensation Committee, of an amount up to 50% of his or her target bonus for the applicable year, prorated according to length of service during the applicable year; and

•	continuation of health benefits for up to 18 months, provided that, if Ms. Sabella or Dr. Sorvillo become eligible to receive substantially similar benefits under another health plan, our obligation to continue such payments will cease.

As used in Dr. Blank’s, Mr. Lieber’s, Ms. Sabella’s and Dr. Sorvillo’s Agreements:

•	A “Change in Control” has the meaning set forth in our 2002 Stock Plan and defined below under “— Change in Control Arrangements Under Our 2002 Stock Plan”;

•	“Cause” has the meaning set forth in our 2002 Stock Plan and defined below under “— Change in Control Arrangements Under Our 2002 Stock Plan; and

•	“Good Reason” means: (i) the executive officer, as a condition of remaining an employee of ours, is required to relocate at least 50 miles from his or her then-current location of employment; (ii) there occurs a material adverse change in the executive officer’s duties, authority or responsibilities which causes his or her position with us become of significantly less responsibility or authority than his or her position was immediately prior to the Change in Control; or (iii) there is a material reduction in the executive officer’s base salary from his or her base salary received immediately prior to the Change in Control.

The severance and change in control agreements include the agreement of each officer to not compete with us for the applicable period during which payments and benefits are received following termination. Payment under the agreements at the time of termination is contingent on the officer’s execution of a general release of all claims against us and our affiliates.

Change in Control Arrangements Under Our 2002 Stock Plan

Pursuant to the stock option agreements with our executive officers, in the event that within one year following the date of a Change in Control, as defined in our 2002 Stock Plan and set forth below,

•	the executive officer is terminated for any reason other than cause, as defined in our 2002 Stock Plan; or

•	the executive officer, as a condition to his or her remaining an employee, is required to relocate at least 50 miles from his or her current location of employment; or

•	there occurs a material adverse change in the executive officer’s duties, authority or responsibilities which causes his or her position with us to become of significantly less responsibility or authority than his or her position was immediately prior to the Change in Control; or

•	there occurs a material reduction in the executive officer’s base salary from the base salary received immediately prior to the Change in Control,

the executive officer’s options will be fully vested and immediately exercisable as of the date of his or her last day of employment, unless the options have otherwise expired or been terminated pursuant to their terms or the terms of our 2002 Stock Plan.

As defined in the 2002 Stock Plan:

•	A Change in Control means:

•	our stockholders approve (a) any consolidation or merger (x) in which our stockholders, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own, directly or indirectly, shares representing in the aggregate more than 50% of the combined voting power of all the outstanding securities of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any) or (y) where the members of our Board of Directors, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, constitute more than 50% of the board of directors of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), (b) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of our assets or (c) any plan or proposal for our liquidation or dissolution; or

•	individuals who, as of the date of the applicable agreement issued under the 2002 Stock Plan, constitute our entire Board of Directors, referred to as the Incumbent Directors, cease for any reason to constitute at least 50% of the Board, provided that any individual becoming a director subsequent to the date of the agreement whose election, or nomination for election by our stockholders, was approved by a vote of at least a majority of the then Incumbent Directors shall be considered as though the individual were an Incumbent Director; or

•	any person other than us, any of our employee benefit plans or any entity organized, appointed or established by us for or pursuant to the terms of such plan, together with all affiliates and associates of that person, shall become the beneficial owner or beneficial owners, directly or indirectly, of our securities representing in the aggregate 25% or more of either (a) the then outstanding shares of our common stock or (b) the combined voting power of all of our then outstanding securities having the right under ordinary circumstances to vote in an election of our Board of Directors, in either case, other than as a result of acquisitions of such securities directly from us. A change in control shall not be deemed to have occurred solely as the result of an acquisition of securities by us which, by reducing the number of shares of common stock or other voting securities outstanding, increases (a) the proportionate number of shares of common stock beneficially owned by any person to 25% or more of the common stock then outstanding or (b) the proportionate voting power represented by the voting securities beneficially owned by any person to 25% or more of the combined voting power of all then outstanding voting securities; provided, however, that if any person referred to in clause (a) or (b) of this sentence shall thereafter become the beneficial owner of any additional shares of common stock or other voting securities (other than pursuant to a stock split, stock dividend or similar transaction), then a change in control shall be deemed to have occurred.

•	“Cause” includes dishonesty with respect to us or any affiliate, insubordination, substantial malfeasance or non-feasance of duty, unauthorized disclosure of confidential information, breach by the option holder of any provision of any employment, consulting, advisory, nondisclosure, non-competition or similar agreement between the option holder and us, and conduct substantially prejudicial to our business or that of any affiliate.

Potential Payments Upon a December 31, 2007 Termination

The following information summarizes the potential payments to each of the executive officers named in the Summary Compensation Table assuming that a termination occurred under the circumstances described below. The information presented assumes that the event occurred on December 31, 2007, the last business day of our most recently completed fiscal year. The closing price of our common stock as listed on The Nasdaq Global Market on December 31, 2007 was $5.18 per share.

		Termination
		Following
		Change in
		Control Without
	Executive Benefits and	Cause or		Termination
	Payments Upon	Resignation for		Without
Name	Termination	Good Reason		Cause

Sheldon Berkle	Base Salary	$712,500		475,000
Former President and Chief Executive Officer(1)	Bonus	356,250		237,500
	Stock Option Acceleration	252,994	(2)	—
	Cobra Benefits	1,927		1,927
	Outplacement Assistance	15,000		—
	Housing and automobile	25,000		25,000
	payments

	Total	$1,363,671		$739,427

Jonathan I. Lieber	Base Salary	$268,500		201,375
Vice President, Chief Financial Officer and Treasurer	Bonus	93,975		70,481
	Stock Option Acceleration	8,587	(2)	—
	Cobra Benefits	22,025		22,025
	Outplacement Assistance	15,000		—

	Total	$408,087		$293,881

Burkhard Blank, M.D.	Base Salary	$395,000		$296,250
Executive Vice President and Chief Medical Officer	Bonus	158,000		118,500
	Stock Option Acceleration	—	(2)	—
	Cobra Benefits	—		—
	Outplacement Assistance	15,000		—

	Total	$568,000		$414,750

Lauren M. Sabella	Base Salary	$273,878		$136,939
Vice President, Commercial Development	Bonus	95,857		47,929
	Stock Option Acceleration	—	(2)	—
	Cobra Benefits	22,025		22,025
	Outplacement Assistance	15,000		—

	Total	$406,760		$206,893

John M. Sorvillo	Base Salary	$251,940		$125,970
Vice President, Business Development	Bonus	88,179		44,090
	Stock Option Acceleration	—	(2)	—
	Cobra Benefits	20,657		20,657
	Outplacement Assistance	15,000		—

	Total	$375,776		$190,717

(1)	Mr. Berkle resigned on February 4, 2008 and received the payments and benefits discussed above under “— February 4, 2008 Separation Agreement with Mr. Berkle.”

(2)	The value of the vesting acceleration was calculated by multiplying the number of unvested in-the-money option shares of December 31, 2007 by the spread between the closing price of our common stock on December 31, 2007 and the exercise price of such unvested option.

2007 Director Compensation

The following table sets forth a summary of the compensation earned by our non-employee directors in 2007:

	Fees Earned
	or Paid in	Option
Name	Cash ($)	Awards ($)(1)		Total ($)

David D. Pendergast, Ph.D.(2)	25,000	82,632	(3)	107,632
Stewart Hen(4)	30,000	55,698	(5)	85,698
Jonathan S. Leff(6)	20,000	38,425	(7)	58,425
Manuel A. Navia, Ph.D.(8)	30,000	73,231	(9)	103,231
Harry H. Penner, Jr.(10)	25,000	121,036	(11)	146,036
John P. Richard(12)	37,913	95,641	(13)	133,554
Jonathan D. Root, M.D.(14)	30,000	54,821	(15)	84,821
Michael S. Wyzga(16)	32,500	78,068	(17)	110,568

(1)	See Notes 2 and 15 to our audited consolidated financial statements for the year ended December 31, 2007 included in our Annual Report on Form 10-K for details as to the assumptions used to determine the fair value of the options awards and Note 15 to our audited consolidated financial statements for the year ended December 31, 2007 included in our Annual Report on Form 10-K describing all forfeitures during the year ended December 31, 2007. Our directors will not realize the value of these awards in cash until these awards are exercised and the underlying shares are subsequently sold. See also our discussion of stock-based compensation under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Significant Judgments and Estimates” in our Annual Report on Form 10-K.

(2)	As of December 31, 2007, the last day of our fiscal year, Dr. Pendergast held options to purchase 39,249 shares of common stock, of which 6,406 were vested.

(3)	Consists of $65,726, $3,956, $10,440 and $2,510, representing the compensation expense incurred by us in fiscal year 2007, calculated in accordance with SFAS 123(R), in connection with option grants to Dr. Pendergast to purchase 19,625 shares of common stock on November 16, 2006, 1,090 shares of common stock on February 2, 2007, 9,812 shares of common stock on June 27, 2007 and 8,722 shares of common stock on November 8, 2007. The grant date fair value, calculated in accordance with SFAS 123(R), was $17,077 for the options granted on February 2, 2007, $81,758 for the options granted on June 27, 2007 and $69,732 for the options granted on November 8, 2007.

(4)	As of December 31, 2007, the last day of our fiscal year, Mr. Hen held options to purchase 21,942 shares of common stock, of which 6,269 were vested.

(5)	Consists of $28,265, $15,827 and $11,606, representing the compensation expense incurred by us in fiscal year 2007, calculated in accordance with SFAS 123(R), in connection with option grants to Mr. Hen to purchase 8,722 shares of common stock on November 15, 2006, 2,317 shares of common stock on February 2, 2007 and 10,903 shares of common stock on June 27, 2007. The grant date fair value, calculated in accordance with SFAS 123(R), was $29,923 for the options granted on February 2, 2007 and $90,849 for the options granted on June 27, 2007.

(6)	As of December 31, 2007, the last day of our fiscal year, Mr. Leff held options to purchase 17,512 shares of common stock, of which 4,974 were vested.

(7)	Consists of $28,265, $878 and $9,282, representing the compensation expense incurred by us in fiscal year 2007, calculated in accordance with SFAS 123(R), in connection with option grants to Mr. Leff to purchase 8,722 shares of common stock on November 15, 2006, 68 shares of common stock on February 2, 2007 and 8,722 shares of common stock on June 27, 2007. The grant date fair value, calculated in accordance with SFAS 123(R), was $878 for the options granted on February 2, 2007 and $72,676 for the options granted on June 27, 2007.

(8)	As of December 31, 2007, the last day of our fiscal year, Dr. Navia held options to purchase 69,776 shares of common stock, of which 49,197 were vested and 4,907 were unvested but were immediately exercisable for shares of restricted stock which are subject to our repurchase right that lapses in accordance with the vesting schedule of the applicable option grant.

(9)	Consists of $16,916, $2,385, $28,265, $14,058 and $11,607 representing the compensation expense incurred by us in fiscal year 2007, calculated in accordance with SFAS 123(R), in connection with option grants to Dr. Navia to purchase 34,889 shares of common stock on July 27, 2004, 8,722 shares of common stock on January 1, 2005, 8,722 shares of common stock on November 15, 2006, 2,180 shares of common stock on February 2, 2007 and 10,902 shares of common stock on June 27, 2007. The grant date fair value, calculated in accordance with SFAS 123(R), was $28,154 for the options granted on February 2, 2007 and $90,849 for the options granted on June 27, 2007.

(10)	As of December 31, 2007, the last day of our fiscal year, Mr. Penner held options to purchase 39,249 shares of common stock, of which 12,265 were vested.

(11)	Consists of $76,071, $28,393, $6,132 and $10,440, representing the compensation expense incurred by us in fiscal year 2007, calculated in accordance with SFAS 123(R), in connection with option grants to Mr. Penner to purchase 19,625 shares of common stock on April 3, 2006, 8,722 shares of common stock on November 15, 2006, 1,090 shares of common stock on February 2, 2007 and 9,812 shares of common stock on June 27, 2007. The grant date fair value, calculated in accordance with SFAS 123(R), was $14,077 for the options granted on February 2, 2007 and $81,758 for the options granted on June 27, 2007.

(12)	As of December 31, 2007, the last day of our fiscal year, Mr. Richard held options to purchase 138,685 shares of common stock, of which 109,110 were vested and 9,610 were unvested but were immediately exercisable for shares of restricted stock which are subject to our repurchase right that lapses in accordance with the vesting schedule of the applicable option grant.

(13)	Consists of $16,916, $5,366, $7,723, $28,265, $7,042, $16,406 and $13,923, representing the compensation expense incurred by us in fiscal year 2007, calculated in accordance with SFAS 123(R), in connection with option grants to Mr. Richard to purchase 34,889 shares of common stock on July 27, 2004, 19,625 shares of common stock on January 1, 2005, 5,451 shares of common stock on October 7, 2005, 8,722 shares of common stock on November 15, 2006, 1,090 shares of common stock on February 2, 2007, 4,361 shares of common stock on March 29, 2007 and 13,083 shares of common stock on June 27, 2007. The grant date fair value, calculated in accordance with SFAS 123(R), was $14,077 for the options granted on February 2, 2007, $45,985 for the options granted on March 29, 2007 and $109,014 for the options granted on June 27, 2007.

(14)	As of December 31, 2007, the last day of our fiscal year, Dr. Root held options to purchase 30,956 shares of common stock, of which 14,923 were vested.

(15)	Consists of $28,265, $14,949 and $11,607, representing the compensation expense incurred by us in fiscal year 2007, calculated in accordance with SFAS 123(R), in connection with option grants to Dr. Root to purchase 8,722 shares of common stock on November 15, 2006, 2,249 shares of common stock on February 2, 2007 and 10,903 shares of common stock on June 27, 2007. The grant date fair value, calculated in accordance with SFAS 123(R), was $24,045 for the options granted on February 2, 2007 and $90,849 for the options granted on June 27, 2007.

(16)	As of December 31, 2007, the last day of our fiscal year, Mr. Wyzga held options to purchase 76,320 shares of common stock, of which 51,787 were vested and 8,860 were unvested but were immediately exercisable for shares of restricted stock which are subject to our repurchase right that lapses in accordance with the vesting schedule of the applicable option grant.

(17)	Consists of $21,143, $2,982, $28,265, $14,071 and $11,607, representing the compensation expense incurred by us in fiscal year 2007, calculated in accordance with SFAS 123(R), in connection with option grants to Mr. Wyzga to purchase 43,611 shares of common stock on July 27, 2004, 10,903 shares of common stock on January 1, 2005, 8,722 shares of common stock on November 15, 2006, 2,181 shares of common stock on February 2, 2007 and 10,903 shares of common stock on June 27, 2007. The grant date fair value, calculated in accordance with SFAS 123(R), was $28,167 for the options granted on February 2, 2007 and $90,849 for the options granted on June 27, 2007.

Director Compensation Policy

Our Board of Directors has adopted the following policy with respect to compensation of directors, effective as of January 26, 2006 in connection with our initial public offering, and as amended and restated on February 2, 2007. Non-employee directors receive options to purchase 17,444 shares of common stock, vesting quarterly over a four-year period upon initial election to the Board, and options to purchase 8,722 shares, vesting quarterly over a four-year period, each year thereafter. They also receive an annual cash retainer of $20,000 paid quarterly. Non-employee directors serving as chairs of the Nominating and Governance Committee and the Compensation Committee also receive an option to purchase 4,361 shares of common stock upon initially being named chairman and an option to purchase 2,181 shares each year thereafter, each vesting quarterly over a four-year period, as well as an annual cash retainer of $10,000. The non-employee director serving as the chair of the Audit Committee also receives an option to purchase 4,361 shares of common stock upon being named chairman and an option to purchase 2,181 shares each year thereafter, each vesting quarterly over a four-year period, as well as an annual cash retainer of $12,500. Non-employee directors serving as members of committees of the Board, other than the chairs of those committees, also receive an option to purchase 2,181 shares of common stock upon appointment to the committee and an option to purchase 1,090 shares each year thereafter, each vesting quarterly over a four-year period, as well as an annual cash retainer of $5,000, for each committee on which such person serves. Continued vesting of the options granted under the policy is subject to continued service on the Board. In addition, each non-employee director is entitled to be reimbursed for his or her reasonable out-of-pocket business expenses incurred in connection with attending meetings of the Board of Directors, committees thereof or in connection with other Board related business.

In accordance with the director compensation policy, as amended and restated, option grants for both Board and committee service in 2007 and subsequent years will be automatically granted at each annual meeting of the Board of Directors following the annual meeting of stockholders; provided that if there has been no annual meeting of stockholders held by the first day of the third fiscal quarter of any year, each non-employee director will still automatically receive their annual Board and committee service option grants on the first day of the third fiscal quarter of the applicable year. If an annual meeting of stockholders is subsequently held during the same fiscal year, no additional annual Board or committee service option grants will be made.

In addition to the compensation provided for under our director compensation policy, the Compensation Committee agreed that, so long as Mr. Richard served as chairman of our Board of Directors, he would receive additional annual compensation of $20,000 and a non-qualified stock option to purchase 4,361 shares of common stock, subject to the same terms and conditions as the option grants awarded under our director compensation policy. Mr. Richard received his option grant for 2006 service as chairman in March 2006 and his option grant for 2007 service as chairman in June 2007. Mr. Richard ceased serving as our chairman in November 2007.

Pursuant to our 2002 Stock Plan, in the event of a merger or other reorganization event involving us that also constitutes a Change in Control, as defined in the 2002 Stock Plan, all options issued to directors, whether or not employees, will become exercisable in full immediately prior to such event.

Effective February 4, 2008, Dr. Pendergast was appointed to the interim position of Executive Chairman. In connection with Dr. Pendergast’s appointment, we entered into an employment agreement with Dr. Pendergast, pursuant to which he will receive the compensation described below under “Certain Relationships and Related Person Transactions,” as well as continue to receive the same compensation for his service as a director as he would under our director compensation policy.

Equity Compensation Plan Information

The following table provides certain aggregate information with respect to all of our equity plans under which options to purchase shares of our common stock were outstanding as of December 31, 2007:

(c)
Number of Securities
Remaining Available
	(a)	(b)	for Future Issuance
	Number of Securities	Weighted-Average	Under Equity
	to be Issued Upon Exercise	Exercise Price of	Compensation Plans
	of Outstanding Options,	Outstanding Options,	(Excluding Securities
Plan Category	Warrants and Rights	Warrants and Rights	Reflected in Column(a))

Equity compensation plans approved by security holders(1)	3,754,788	$10.69	660,850	(2)
Equity compensation plans not approved by security holders	—	—	—

Total	3,754,788	$10.69	660,850

(1)	These plans consist of our 1993 Stock Option Plan and our Amended and Restated 2002 Employee, Director and Consultant Stock Plan, as amended, or our 2002 Stock Plan. Our 1993 Stock Option Plan was terminated in February 2002 and thereafter no further stock options were granted under this plan. All outstanding stock options granted under the 1993 Stock Option Plan remained outstanding and subject to their terms and the terms of the 1993 Stock Option Plan.

(2)	Represents shares of common stock available for future issuance under our 2002 Stock Plan. Our 2002 Stock Plan contains an “evergreen provision” which allows for an annual increase in the number of shares available for issuance under the plan on the first day of each of our fiscal years during the period beginning in fiscal year 2007 and ending on the second day of fiscal year 2015. The annual increase in the number of shares is equal to the lowest of (i) 1,500,000 shares; (ii) 3% of our fully diluted outstanding shares of common stock at the close of business on the day immediately preceding the first day of the fiscal year; and (iii) an amount determined by our Board of Directors. Does not include 1,144,157 shares available for issuance under our 2002 Stock Plan that were added pursuant to this evergreen provision on January 1, 2008.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of our Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, which appears elsewhere in this proxy statement, with our management. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Members of the Altus Pharmaceuticals Inc.
Compensation Committee:

Jonathan D. Root, M.D.
Manuel A. Navia, Ph.D.

REPORT OF AUDIT COMMITTEE

The Audit Committee of the Board of Directors has furnished the following report.

The Audit Committee assists the Board in overseeing and monitoring the integrity of our financial reporting process, compliance with legal and regulatory requirements and the quality of internal and external audit processes. This Committee reviews and reassesses our charter annually and recommends any changes to the Board for approval. The Audit Committee is responsible for overseeing our overall financial reporting process, and for the appointment, compensation, retention, and oversight of the work of our independent accountants. In fulfilling its responsibilities for the financial statements for fiscal year 2007, the Audit Committee took the following actions:

•	Reviewed and discussed the audited financial statements for the fiscal year ended 2007 with management and Deloitte & Touche LLP, our independent registered public accounting firm for fiscal year 2007;

•	Discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T, relating to the conduct of the audit;

•	Received written disclosures and the letter from Deloitte & Touche LLP regarding its independence as required by Independence Standards Board Standard No. 1, as adopted by the Public Company Accounting Oversight Board in Rule 3600T. The Audit Committee further discussed with Deloitte & Touche LLP their independence. The Audit Committee also considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and audit process that the committee determined appropriate, and

•	Initiated a request for proposals in connection with the engagement of our independent registered public accounting firm for fiscal year 2008.

Based on the Audit Committee’s review of the audited financial statements and discussions with management and Deloitte & Touche LLP, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for filing with the SEC.

Members of the Altus Pharmaceuticals Inc.
Audit Committee

Michael S. Wyzga
Harry H. Penner, Jr.
John P. Richard

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Our records reflect that all reports required to be filed pursuant to Section 16(a) of the Exchange Act by our executive officers and directors have been filed on a timely basis.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The following is a description of agreements that we have with certain of our executive officers, directors, 5% stockholders, or entities with which they are affiliated. We believe that all of the transactions described below were made on terms no less favorable to us than could have been obtained from unaffiliated third parties. All of our related person transactions are approved by our Audit Committee, another committee comprised solely of independent directors, or a majority of our independent directors.

We have an investor rights agreement, dated as of May 21, 2004, under which some of our stockholders are entitled to registration rights with respect to the shares of our common stock that they hold. Those stockholders include Warburg Pincus and affiliated entities; U.S. Venture Partners VIII, L.P. and affiliated entities; Nomura International plc; and Adage Capital Partners, L.P. See “Description of Capital Stock —

Registration Rights,” incorporated herein by reference to our Registration Statement on Form S-1, Registration No. 333-129037. In addition, pursuant to the terms of the investor rights agreement, entities affiliated with Warburg Pincus are entitled to designate up to two individuals as candidates to our Board of Directors, for so long as Warburg Pincus owns at least 2,691,935 shares of our common stock, or one individual for so long as Warburg Pincus owns at least 1,794,623 shares of our common stock. We have agreed to nominate and use our reasonable efforts to cause the election of such candidates. Currently, Stewart Hen and Jonathan S. Leff are the members of our Board of Directors designated by Warburg Pincus.

David D. Pendergast, our Executive Chairman and Chairman of the Board, was the President, Human Genetics Therapies, at Shire Pharmaceuticals plc in 2007. Dr. Pendergast retired from Shire on December 31, 2007. We sublease approximately 16,000 square feet of laboratory and office space from Shire under a lease agreement dated July 23, 2004, which expires on December 31, 2008. Rental payments made by us to Shire during 2007 were $497,000. There were no amounts payable to Shire at December 31, 2007.

On February 4, 2008, we entered into a separation agreement with Sheldon Berkle in connection with his resignation as President and Chief Executive Officer. The terms of this separation agreement are discussed above under “Potential Payments upon Termination or Change in Control — February 4, 2008 Separation Agreement with Mr. Berkle.”

Effective February 4, 2008, Dr. Pendergast was appointed to the interim position of Executive Chairman. In connection with Dr. Pendergast’s appointment, we entered into an employment agreement with Dr. Pendergast. Pursuant to the agreement, Dr. Pendergast has agreed to serve as our Executive Chairman for an initial term of 90 days, following which the agreement will continue on a month-to-month basis until such time as either or Dr. Pendergast or we provide notice of termination. As compensation for his service as Executive Chairman, we have agreed to pay Dr. Pendergast a base salary of $25,000 per month. At the end of the initial three-month period and at the end of each 90 day period thereafter, the Board of Directors will consider whether to award Dr. Pendergast a bonus equal to 50% of the base salary earned by him during the relevant period upon his accomplishment of certain specified milestones. Additionally, on February 4, 2008, we granted Dr. Pendergast a stock option under our 2002 Stock Plan to purchase 75,000 shares of our common stock at an exercise price of $5.60 per share, the closing price of our common stock on the date of grant. Pursuant to the agreement, Dr. Pendergast is entitled to participate in employee benefits offered by us to our executive employees and reimbursement of reasonable expenses incurred in connection with his performance under the employment agreement.

Policy for Approval of Related Person Transactions

Pursuant to the written charter of our Audit Committee, the Audit Committee is responsible for reviewing and approving, prior to our entry into any such transaction, all transactions in which we are a participant and in which any of the following persons has or will have a direct or indirect material interest:

•	our executive officers;

•	our directors;

•	the beneficial owners of more than 5% of our securities;

•	the immediate family members of any of the foregoing persons; and

•	any other persons whom the Board determines may be considered related persons.

For purposes of these procedures, “immediate family members” means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and any person (other than a tenant or employee) sharing the household with the executive officer, director or 5% beneficial owner.

In reviewing and approving such transactions, the Audit Committee shall obtain, or shall direct our management to obtain on its behalf, all information that the committee believes to be relevant and important to a review of the transaction prior to its approval. Following receipt of the necessary information, a discussion shall be held of the relevant factors if deemed to be necessary by the committee prior to approval. If a discussion is not deemed to be necessary, approval may be given by written consent of the committee. This approval authority may also be delegated to the chairman of the Audit Committee in some circumstances. No related person transaction shall be entered into prior to the completion of these procedures.

The Audit Committee or its chairman, as the case may be, shall approve only those related person transactions that are determined to be in, or not inconsistent with, the best interests of us and our stockholders, taking into account all available facts and circumstances as the committee or the chairman determines in good faith to be necessary. These facts and circumstances will typically include, but not be limited to, the benefits of the transaction to us; the impact on a director’s independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms of comparable transactions that would be available to unrelated third parties or to employees generally. No member of the Audit Committee shall participate in any review, consideration or approval of any related person transaction with respect to which the member or any of his or her immediate family members is the related person.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

The Board of Directors has voted to nominate Manuel A. Navia, John P. Richard, and Michael S. Wyzga for election at the Annual Meeting for a term of three years to serve until the 2011 Annual Meeting of Stockholders, and until their respective successors are elected and qualified. The Class I directors, Stewart Hen and Harry H. Penner, Jr. and John P. Richard if he is not elected as a Class III director, and the Class II Directors, Jonathan S. Leff, David D. Pendergast and Jonathan D. Root, will serve until the Annual Meetings of Stockholders to be held in 2009 and 2010, respectively, and until their respective successors have been elected and qualified.

Unless authority to vote for any of these nominees is withheld, the shares represented by the enclosed proxy will be voted FOR the election as directors of Manuel A. Navia, John P. Richard, and Michael S. Wyzga. In the event that any nominee becomes unable or unwilling to serve, the shares represented by the enclosed proxy will be voted for the election of such other person as the Board of Directors may recommend in his or her place. We have no reason to believe that any nominee will be unable or unwilling to serve as a director.

A plurality of the shares voted at the Annual Meeting is required to elect each nominee as a director.

The Board of Directors recommends the election of Manuel A. Navia, John P. Richard, and Michael S. Wyzga as directors, and proxies solicited by the Board will be voted in favor thereof unless a stockholder has indicated otherwise on the proxy.

PROPOSAL NO. 2 — INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP, independent registered public accounting firm, to audit our financial statements for the fiscal year ending December 31, 2008. The Board proposes that the stockholders ratify this appointment. Deloitte & Touche LLP were our independent accountants for the fiscal years ended December 31, 2006 and December 31, 2007. We expect that representatives of Ernst & Young LLP will be present at the meeting, will be able to make a statement if they so desire, and will be available to respond to appropriate questions. We do not expect that Deloitte & Touche will be present at the meeting.

On January 24, 2008, the Audit Committee determined not to renew the engagement of Deloitte & Touche LLP, which was engaged to perform, and did perform, the integrated audit for the fiscal year ended December 31, 2007. The decision to change accounting firms was approved by the Audit Committee, which subsequently advised our Board of Directors of its decision.

During the two fiscal years ended December 31, 2006 and 2007, and through March 10, 2008, or the Relevant Period, there were no (1) “disagreements” (as defined in Item 304(a)(1)(iv) of Regulation S-K and related instructions) with Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to their satisfaction, would have caused them to make reference in connection with their report to the subject matter of the disagreement or (2) “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K).

The audit reports of Deloitte & Touche LLP on our consolidated financial statements as of and for the years ended December 31, 2007 and 2006 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

Also on January 24, 2008, the Audit Committee determined to engage Ernst & Young LLP as our independent registered accounting firm for the fiscal year ending December 31, 2008. During the Relevant Period, neither us nor anyone acting on our behalf consulted with Ernst & Young LLP regarding (1) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and neither a written report was provided to us or oral advice was provided that Ernst & Young LLP concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue, or (2) any matter that was the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K and related instructions) or a “reportable event” (as defined in Item 304(a)(1)(v) of Regulation S-K).

The following table presents fees for professional audit services rendered by Deloitte & Touche LLP for the audit of our annual financial statements for the years ended December 31, 2007, and December 31, 2006, and fees billed for other services rendered by Deloitte & Touche LLP during those periods. All of such fees were approved by the Audit Committee.

	2007	2006

Audit Fees:(1)	$617,088	$298,500
Audit Related Fees:	—	—
Tax Fees:(2)	26,500	11,000
All Other Fees:(3)	96,289	3,550

Total	$739,877	$313,050

(1)	Audit fees consisted of audit work performed as well as work generally only the independent auditor can reasonably be expected to provide, including $72,900 of costs incurred in 2007 associated with the preparation and review of a Registration Statement on Form S-3 and other services relating to our follow-on public offering.

(2)	Tax fees consisted principally of assistance with matters related to tax compliance and reporting.

(3)	All other fees in 2007 consisted of costs associated with a research and development tax credit study. All other fees in 2006 consisted principally of various accounting and tax consulting work.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-audit Services of Independent Auditors

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent auditor. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditor.

Prior to engagement of the independent auditor for the next year’s audit, management will submit an aggregate estimate of services expected to be rendered during that year for each of four categories of services to the Audit Committee for approval.

1. Audit services include audit work performed in the preparation of financial statements, as well as work that generally only the independent auditor can reasonably be expected to provide, including comfort letters, statutory audits, and attest services and consultation regarding financial accounting and/or reporting standards.

2. Audit-Related services are for assurance and related services that are traditionally performed by the independent auditor, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.

3. Tax services include all services performed by the independent auditor’s tax personnel except those services specifically related to the audit of the financial statements, and includes fees in the areas of tax compliance, tax planning, and tax advice.

4. Other Fees are those associated with services not captured in the other categories.

Prior to engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted and the Audit Committee requires the independent auditor and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent auditor.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

In the event the stockholders do not ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm, the Audit Committee will reconsider its appointment.

The affirmative vote of a majority of the shares voted affirmatively or negatively on the matter at the Annual Meeting is required to ratify the appointment of the independent registered public accounting firm.

The Board of Directors recommends a vote to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm, and proxies solicited by the Board will be voted in favor of such ratification unless a stockholder indicates otherwise on the proxy.

CODE OF CONDUCT AND ETHICS

We have adopted a code of conduct and ethics that applies to all of our employees, including our principal executive officer and principal financial and accounting officer, and our directors. The text of the code of conduct and ethics is posted on our website at www.altus.com and will be made available to stockholders without charge, upon request, in writing to the Corporate Secretary at 640 Memorial Drive, Cambridge, MA 02139. Disclosure regarding any amendments to, or waivers from, provisions of the code of conduct and ethics that apply to our directors, principal executive and financial and accounting officers will be included in a Current Report on Form 8-K within four business days following the date of the amendment or waiver, unless website posting of such amendments or waivers is then permitted by the rules of The Nasdaq Stock Market.

OTHER MATTERS

The Board of Directors knows of no other business which will be presented to the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies in the enclosed form will be voted in accordance with the judgment of the persons voting the proxies.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTOR

To be considered for inclusion in the proxy statement relating to our Annual Meeting of Stockholders to be held in 2009, stockholder proposals must be received no later than one hundred and twenty (120) days prior to the date that is one year from this year’s mailing date. To be considered for presentation at the 2008 Annual Meeting of Stockholders, although not included in the proxy statement, proposals must be received no later than not less than forty-five (45) or more than seventy-five (75) days prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than thirty (30) days after the anniversary date of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the ninetieth (90) day prior to such annual meeting and not later than the close of business on the later of the sixtieth (60th) day prior to such annual meeting or the tenth (10th) day following the day on which we make a public announcement of the date of such meeting.

Proposals received after that date will not be voted on at the Annual Meeting. If a proposal is received before that date, the proxies that management solicits for the meeting may still exercise discretionary voting authority on the proposal under circumstances consistent with the proxy rules of the SEC. All stockholder proposals should be marked for the attention of the Office of the General Counsel, Altus Pharmaceuticals Inc., 640 Memorial Drive, Cambridge, MA 02139.

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 (other than exhibits thereto) filed with the SEC, which provides additional information about us, is available on our website at www.altus.com and is available in paper form to beneficial owners of our common stock without charge upon written request to Investor Relations, Altus Pharmaceuticals Inc., 640 Memorial Drive, Cambridge, MA 02139.

FORM OF PROXY CARD

000004

MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	X

   Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1.	Election of Class III Directors:*	For	Withhold		For	Withhold		For	Withhold	+

	01 - Manuel A. Navia	☐	☐	02 - John P. Richard	☐	☐	03 - Michael S. Wyzga	☐	☐

*If the nominees are not available for election, such substitutes as the Board of Directors may designate.

	For	Against	Abstain

2. Proposal to ratify the selection of Ernst & Young LLP as independent auditors for our fiscal year ending December 31, 2008.	☐	☐	☐

B	Non - Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Altus Pharmaceuticals Inc.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
THURSDAY, JUNE 12, 2008
640 MEMORIAL DRIVE
CAMBRIDGE, MASSACHUSETTS 02139
THE BOARD OF DIRECTORS OF ALTUS PHARMACEUTICALS INC. SOLICITS THIS PROXY
The undersigned, revoking any previous proxies relating to these shares, hereby acknowledges receipt of the Notice and Proxy Statement dated April 28, 2008 in connection with the Annual Meeting of Stockholders to be held at 10:00 a.m., local time, on Thursday, June 12, 2008 at the Hyatt Regency Hotel, 575 Memorial Drive, Cambridge, MA 02139 and hereby appoints David D. Pendergast, Jonathan I. Lieber and Bruce A. Leicher, and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with power of substitution to each, to vote all shares of the Common Stock of Altus Pharmaceuticals Inc. registered in the name provided in this Proxy which the undersigned is entitled to vote at the 2008 Annual Meeting of Stockholders, and at any adjournments of the meeting, with all the powers the undersigned would have if personally present at the meeting. Without limiting the general authorization given by this Proxy, the proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in the Proxy.
This Proxy when executed will be voted in the manner directed herein. If no direction is made, this Proxy will be voted FOR the election of the directors and FOR the ratification of the selection of Ernst & Young LLP as independent registered public accounting firm for the fiscal year ending December 31, 2008.
In their discretion the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments of the meeting.
If you wish to vote in accordance with the Board of Directors’ recommendations, just sign on the reverse side. You need not mark any boxes.
PLEASE CAST YOUR VOTE AS SOON AS POSSIBLE!